UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Six Flags Entertainment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Six Flags®

2020

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SIX FLAGS ENTERTAINMENT CORPORATION
924 Avenue J East
Grand Prairie, Texas 75050

March 19, 2020

Dear Fellow Stockholders:

We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders of Six Flags Entertainment Corporation to be held on Wednesday, May 6, 2020, at 11:00 a.m., Eastern Time, at the Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017. Details regarding the business to be conducted at the Annual Meeting are described in the accompanying notice and proxy statement.

Even as the world grapples with the implications of the coronavirus (COVID-19) pandemic, we are enthusiastic to lead Six Flags toward a new phase of long-term growth. The Company has a great history, an enduring brand, and a dedicated and talented team of employees. We are committed to providing unique and thrilling experiences that create lifelong memories for our guests.

Recently, the Company has encountered challenges. Core revenue growth has slowed while labor costs have accelerated, and our international licensing projects have not delivered as expected. We will ensure we have the best leadership team with the right skills, critical experiences, and differentiated organizational capability aimed at delivering superior results. We will hold ourselves accountable for executing on our commitments.

We see an opportunity to reaccelerate profitable growth in our core park business, but this will require investments in infrastructure and technology to improve the parks’ appearance, culinary offerings, productivity, and supply chain. Our business transformation will require us to invest in the end-to-end guest experience. Due to the coronavirus (COVID-19) pandemic we temporarily closed our parks beginning in mid-March. This has caused us to delay these investments and scale back spending of expenses and capital until business operations begin to normalize. Rest assured, however, that we are positioning ourselves so that we are ready to aggressively resume our business transformation plans as soon as prudently possible.

Our Board of Directors is committed to adding diversity to our board and formal engagement with investors. Our Board of Directors will continue to focus on the long-term interests of stockholders through active engagement and oversight of the Company’s long-term strategy, execution of business objectives, leadership, and risk management.

On behalf of the directors, officers and employees of Six Flags Entertainment Corporation, we would like to express our appreciation for your continued investment and support.

YOUR VOTE IS VERY IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, we hope that you will please cast your vote as soon as possible via the Internet, telephone or mail.

Sincerely,

Mike Spanos
President and Chief Executive Officer

Richard Roedel
Chairman of the Board

SIX FLAGS ENTERTAINMENT CORPORATION

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time

May 6, 2020
11:00 a.m. Eastern Time

Place*

The Yale Club of New York City
50 Vanderbilt Avenue
New York, New York 10017

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting in person, we encourage you to vote in advance by:
visiting www.proxyvote.com
mailing your signed proxy card
calling toll-free from the United States and Canada to 1-800-690-6903

Items of Business

(1)	Election of seven nominees named in the proxy statement as directors;
(2)	Advisory vote to ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2020;
(3)	Advisory vote to approve executive compensation; and
(4)	Consideration of such other business as may properly come before the Annual Meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Eligibility to Vote

You are entitled to vote only if you were a stockholder of Six Flags Entertainment Corporation as of the close of business on the record date, March 11, 2020.

By Order of the Board of Directors,

DANIELLE J. BERNTHAL
Secretary

Grand Prairie, Texas
March 19, 2020

Important Notice Regarding Internet Availability of Proxy Materials For Stockholder Meeting to be Held on May 6, 2020
The proxy statement and annual report for the fiscal year ended December 31, 2019 are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials and the proxy statement are being distributed and made available on or about March 19, 2020.

*	We are monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state, and local governments. The health and well-being of our stockholders is a high priority. If we determine that it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. We will announce any such change and the details on how to participate by press release, which will be available on our website at investors.sixflags.com and filed with the Securities and Exchange Commission as additional proxy materials. If you are planning to attend the meeting, please check the website prior to the meeting date.

PROXY SUMMARY

The following summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider before you decide how to vote. For more complete information about these topics you should read this entire proxy statement and the annual report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”) of Six Flags Entertainment Corporation (the “Company”).

2020 Annual Meeting of Stockholders

Date and Time:	May 6, 2020 at 11:00 a.m. Eastern Time
Place:	The Yale Club of New York City 50 Vanderbilt Avenue New York, New York 10017
Record Date:	March 11, 2020
Voting:	You may vote online at www.proxyvote.com; by telephone at 1-800-690-6903; by completing and returning your proxy card; or in person at the Annual Meeting

Voting Matters

Board Recommendation

Business Items		FOR
Item 1.	Election of 7 Directors	✔ all nominees
Item 2.	Advisory Vote to Ratify Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal 2020	✔
Item 3.	Advisory Vote to Approve Executive Compensation	✔

Corporate Governance Highlights (page 5)

The Company’s corporate governance practices serve the interest of stockholders and emphasize integrity, ethics and effective risk oversight:

■	Active stockholder engagement
■	Proxy access
■	Eight of nine directors are independent
■	Independent Chairman of the Board
■	Board with diverse experience and qualifications
■	Annual election of all directors
■	Audit Committee comprised of all Audit Committee Financial Experts
■	Regular executive sessions of independent directors
■	Annual Board and committee self-evaluations

Since January 30, 2020, the Company has appointed three new independent directors to the Board. The addition of B. Ben Baldanza, Selim Bassoul, and Arik Ruchim brings to the Board a diversity of skills and experiences that will help the Company reinvigorate growth and realize its full potential.

    2020 Proxy Statement    1

PROXY SUMMARY

Director Nominees (page 19)

The Company’s director nominees are highly qualified, proven leaders that provide thoughtful and independent representation of stockholder interests:

Name	Age	Gender	Director Since	Independent	Other Public Company Boards	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
B. Ben Baldanza	58	M	2020	✔	1
Selim Bassoul	63	M	2020	✔	0
Kurt M. Cellar♦	50	M	2010	✔	1
Nancy A. Krejsa♦	62	F	2017	✔	0
Richard W. Roedel♦ Chairman	70	M	2010	✔	4*
Arik Ruchim	39	M	2020	✔	1
Michael Spanos President and CEO	55	M	2019		0
♦	Audit Committee Financial Expert
Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
C	Committee Chair
*	As of April 15, 2020, Mr. Roedel will be a member of 3 other public company boards

2        2020 Proxy Statement

PROXY SUMMARY

The Company’s director nominees have a mix of skills and qualifications that provides the Board with the variety and depth of knowledge necessary for effective oversight of the Company:

Executive Leadership
7
Consumer Insights/Marketing
3
Technology/E-commerce
2
Finance/Accounting
7
Leisure/Food & Beverage
3
International Business
3
Corporate Governance
5
Public Company
4

Executive Compensation Highlights

The Company’s executive compensation program seeks to support long-term growth and stockholder value:

Compensation Program		Mitigation of Compensation-Related Risk
■	A significant portion of the named executive officers’ total compensation is performance-based: ➤ 65% for the CEO ➤ 63% for the other named executive officers	■	No repricing of options without stockholder approval
		■	Long-Term Incentive Plan contains clawback provisions
		■	Anti-hedging policy applicable to all executive officers and directors
■	Annual cash incentive and equity compensation are tied to performance through objective goals that drive long-term stockholder value creation	■	Robust stock ownership guidelines for executives and directors
		■	No dividends on equity paid prior to vesting
		■	Limited perquisites
■	Double trigger for vesting on change in control	■	No guaranteed minimum payouts or uncapped award opportunities
■	Annual “Say on Pay” Vote	■	Achievement of safety and guest satisfaction objectives impacts payout of incentives
■	Peer group established by Compensation Committee

For additional information, see the “Compensation Discussion and Analysis,” which begins on page 25, and the Summary Compensation Table and other related tables and disclosure under “Executive Compensation,” which begins on page 42.

    2020 Proxy Statement    3

PROXY SUMMARY

Management and Stockholder Interests Aligned

Compensation	➟	■	No annual incentives were awarded for 2019 (other than sales commissions) because the Company did not meet Adjusted EBITDA target
		■	Aligned with business strategies and objectives and set relative to each executive’s level of responsibility and potential impact on performance
Pay for performance	➟	■	Rewards named executive officers for meeting Company's growth and strategic objectives
		■	Aspirational performance targets are used to achieve award payout at target level
Emphasis on performance-based compensation	➟	■	A significant portion of the named executive officers’ equity compensation is in the form of stock options
		■	Stock options have limited value unless the Company’s stock price appreciates
Long-term equity	➟	■	Aspirational performance target to achieve Project 750; awarded to director-level employees and above
		■	Beginning in 2020, the Company’s long-term incentive equity will consist primarily of RSUs and PSUs

Total Direct Compensation Mix

Set forth below is the target annual total direct compensation mix as of December 31, 2019. For the CEO, approximately 65% of his target total compensation is performance based:

*	Mr. Spanos did not have a target annual incentive for 2019. Instead, Mr. Spanos received a signing bonus of $215,000 in connection with becoming CEO in November 2019.

4        2020 Proxy Statement

CORPORATE GOVERNANCE

Board of Directors

The business, property and affairs of the Company are managed under the direction of the Board of Directors of the Company (the “Board”). The Board is elected by stockholders to oversee management and to ensure that the long-term interests of stockholders are served. The Board is responsible for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is advised of the Company’s business through discussions with the Chief Executive Officer and other members of management, by reviewing reports, analyses and materials provided to them and by participating in Board and committee meetings.

The Board has four regularly scheduled meetings during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds additional meetings when a matter requires Board action between regularly scheduled meetings. Directors are expected to attend all scheduled Board and committee meetings, as well as the annual meeting of stockholders. The Board held 8 meetings during 2019. Each director of the Company attended at least 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board on which such director served. All of the then-current directors of the Company attended the Company’s annual meeting of stockholders in 2019, and the Company expects that each director nominee will attend the Annual Meeting.

The Board has only one class of directors. As a result, all directors are elected each year by the Company’s stockholders at the annual meeting. Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

Five of the current directors of the Company were elected at the Company’s annual meeting of stockholders in 2019. Mr. Spanos was appointed to the Board in October 2019, Mr. Ruchim was appointed to the Board in January 2020, and Messrs. Baldanza and Bassoul were appointed in February 2020. The Board currently has nine directors and seven directors of the Company are being nominated by the Board at the Annual Meeting. See “Proposal 1: Election of Directors.”

Independence

The Board has affirmatively determined that eight of the nine current directors, including all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, are “independent” within the meaning of the Company’s director independence standards as set forth in the Company’s Corporate Governance Guidelines. These standards reflect the independence standards adopted by the New York Stock Exchange (“NYSE”). The independent directors are B. Ben Baldanza, Selim Bassoul, Kurt M. Cellar, Nancy A. Krejsa, Jon L. Luther, Stephen D. Owens, Richard W. Roedel and Arik Ruchim.

None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, receive any fee or payment from the Company or its affiliates, other than the director compensation described below, or have engaged in any transaction with the Company or its affiliates or have any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent. There is no family relationship among any of the directors or executive officers of the Company.

    2020 Proxy Statement    5

CORPORATE GOVERNANCE

Board Composition Overview

Consistent with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers, among other factors, character, integrity, ethics, judgment, diversity, independence, areas of expertise relevant to the Company’s business, and other commitments when reviewing and making recommendations to the Board regarding the composition and size of the Board. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences in making determinations regarding nominations of directors and in overseeing the annual Board and committee evaluations. The Nominating and Corporate Governance Committee and the Board as a whole broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Although candidates must be committed to serving on the Board for an extended period of time, the Board does not believe that directors should expect to be routinely re-nominated annually.

Corporate Governance Documents

The following documents are available on the Company’s website at investors.sixflags.com:

■	Corporate Governance Guidelines	■	Compensation Committee Charter

■	Code of Business Conduct and Ethics	■	Audit Committee Charter

■	Code of Ethics for Senior Management	■	Nominating and Corporate Governance Committee Charter

Corporate Governance Guidelines

The Corporate Governance Guidelines address, among other things, the functions of the Board, the qualifications of directors, director independence, the selection process for new directors, Board committees, compensation of the Board, the succession plan for the Chief Executive Officer and other senior executives, and stock ownership guidelines for directors and senior executives.

Code of Business Conduct and Ethics

The Company has adopted and maintains a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Company’s best interest.

Code of Ethics for Senior Management

The Company also maintains a separate Code of Ethics for Senior Management that imposes specific standards of conduct on members of senior management; including persons with financial reporting responsibilities at the Company. Each member of the Company’s senior management is required to certify annually in writing his or her compliance during the prior year with the Code of Ethics for Senior Management.

The Company intends to post amendments to or waivers from the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Management on the Company’s website at investors.sixflags.com. No waivers have been made or granted prior to the date of this Proxy Statement.

6        2020 Proxy Statement

CORPORATE GOVERNANCE

Board Committees

The Board has designated an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The membership of the committees as of March 1, 2020, and the function of each committee, are described below.

Director	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
B. Ben Baldanza
Selim Bassoul
Kurt M. Cellar♦
Nancy A. Krejsa♦
Jon L. Luther*
Stephen D. Owens♦*
Michael Spanos
Richard W. Roedel♦
Arik Ruchim
♦	Audit Committee Financial Expert
Chairman
Member
*	Retiring director

    2020 Proxy Statement    7

CORPORATE GOVERNANCE

Audit Committee
Primary Responsibilities
Assist the Board in its oversight of:
   ■   the accounting and financial reporting process including the audits of the financial statements;
   ■   the accounting and internal control policies and procedures;
   ■   the qualifications, independence and performance of the independent
        registered public accounting firm and the performance of the internal         audit function and the internal auditors;
   ■   risks that may have a significant impact on the financial statements including risk assessment and risk management policies;
   ■   legal and regulatory compliance;
   ■   safety policies and procedures; and
   ■   the information technology program including network and data security.

Financial Expertise and Independence
All members of the Audit Committee are independent within the meaning of Securities and Exchange Commission (“SEC”) regulations. The Board has determined that all members of the Audit Committee are audit committee financial experts in accordance with SEC regulations and that all members of the Audit Committee have the accounting and related financial management expertise required by the NYSE for service on the committee.

Other Committee Service
Members of the Audit Committee may not serve on the audit committee of more than four public companies, including the Company. In the event a member serves on more than three public company audit committees, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company’s Audit Committee. Mr. Roedel serves on the audit committees of three other public companies in addition to serving on the Company's Audit Committee. The Board has determined that such service did not impair Mr. Roedel's ability to effectively serve on the Company's Audit Committee. None of the other members of the Audit Committee serve on the audit committee of more than three public companies.

Report
The report of the Audit Committee is set forth on page 24 of this Proxy Statement.

Met 9 times in 2019 Members Kurt M. Cellar (Chair) Nancy A. Krejsa* Stephen D. Owens Richard W. Roedel
*	Appointed to committee effective March 1, 2020.

8        2020 Proxy Statement

CORPORATE GOVERNANCE

Compensation Committee
Primary Responsibilities
   ■   establish and review the overall compensation philosophy;
   ■   review and approve the compensation of the executive officers;
   ■   review and approve the corporate goals and objectives used in determining executive officer compensation;
   ■   design and oversee the administration of all equity and incentive compensation plans to ensure such arrangements do not encourage excessive risk taking;
   ■   evaluate the performance of the Chief Executive Officer in light of the corporate goals and objectives and recommend to the Board the compensation of the Chief Executive Officer;
   ■   review and approve equity awards and other fixed and performance-
        based compensation, benefits and terms of employment of the executive officers and such other senior executives identified by the Compensation
        Committee;
   ■   review and approve employment and severance arrangements for executive officers;
   ■   review and assist with succession plans for the Chief Executive Officer and other executive officers; and
   ■   oversee engagement and communication with stockholders on
        executive compensation matters, and review and assess the results of stockholder votes on executive compensation matters.

Independence
The Board has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and meets the independence requirements of the NYSE.

Delegation
The Compensation Committee may delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of Compensation Committee members. No such delegation with respect to executive compensation was made in 2019. In addition, the Compensation Committee has the direct responsibility for the appointment, termination, compensation and oversight of any compensation and benefit consultants retained by the Company in respect of executive compensation. The Compensation Committee has retained Deloitte Consulting LLP (“Deloitte”) to advise it in connection with ongoing compensation matters related to the Company. During 2019, Deloitte affiliates provided tax, international development, and other consulting services to the Company. The Company has reviewed the services provided by Deloitte and its affiliates and has approved the provision of such services. The Company does not believe that such non-compensation services impair Deloitte’s ability to provide independent advice to the Compensation Committee or otherwise present a conflict of interest. The aggregate fees paid to Deloitte for executive compensation services to the Compensation Committee during 2019 were $30,674, and the aggregate fees paid to Deloitte for tax, international development and other consulting services to the Company during 2019 were $843,999.

Report
The report of the Compensation Committee is set forth on page 41 of this Proxy Statement.

Met 5 times in 2019 Members Stephen D. Owens (Chair) Jon L. Luther Arik Ruchim*
*	Appointed to committee effective January 30, 2020.

    2020 Proxy Statement    9

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee
Primary Responsibilities
   ■   assist the Board in identifying qualified individuals to become directors of the Company;
   ■   review and make  recommendations regarding the overall composition of the Board and its committees;
   ■   regularly review the overall corporate governance of the Company and make recommendations to the Board on corporate governance matters;
   ■   recommend to the Board a slate of nominees for election or re-election to the Board at each annual meeting of stockholders; and
   ■   coordinate and oversee the annual self-evaluation process for the
        Board.

Independence
The Board has determined that each member of the Nominating and Corporate Governance Committee are independent within the meaning of the SEC and NYSE requirements.

Met 4 times in 2019 Members Richard W. Roedel (Chair) Kurt M. Cellar Nancy A Krejsa* Arik Ruchim*
*	Ms. Krejsa was appointed effective March 1, 2020 and Mr. Ruchim on January 30, 2020.

Communications with the Board of Directors

Stockholders who wish to communicate with the Board may do so by writing to a specific director, or to the entire Board at the following address: Board of Directors—Stockholder Communications, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Secretary. The Secretary will forward all such communications to the directors to whom they are addressed.

Meetings of Independent Directors

The Board schedules at least four meetings each year for the independent directors outside the presence of any member of management. The independent directors may meet in executive session at such other times as determined by the Non-Executive Chairman. At each executive session, the Non-Executive Chairman or, in his absence, one of the other independent directors, will chair that executive session. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also meet regularly in executive session without management.

Board Leadership Structure

The Board is currently comprised of the following:

■	Richard W. Roedel, independent Non-Executive Chairman;
■	Michael Spanos, President and Chief Executive Officer; and
■	Seven other directors, all of whom are independent.

The Board maintains flexibility to determine the appropriate leadership structure for the Company and whether the roles of Chairman of the Board and CEO should be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined, based upon the Company’s best interests in light of the dynamic environment in which it operates, and the Board’s assessment of the Board’s leadership and the Company’s needs from time to time.

The succession planning discussions regarding the recent transition in the Chairman and CEO roles included discussions on the Board leadership structure including the value of separating or combining the Chairman and CEO roles and whether the Chairman role should be held by an independent director following the appointment of the new CEO.

The Board considered a number of factors including the Company’s progress and challenges with respect to its key strategic initiatives, the opportunities and challenges the Company is facing, the various roles and capabilities of the directors, the Company’s

10        2020 Proxy Statement

CORPORATE GOVERNANCE

stockholders’ interests, and corporate governance practices generally. The Board also focused on its own dynamics and independent oversight function.

In connection with Mr. Reid-Anderson’s retirement, the Board concluded that a separate Chairman and CEO structure creates the right balance between effective independent oversight of the Company’s business and Board activities and provides the best leadership structure for the Company at this time. With the separation of the Chairman and CEO roles, the lead independent director role was eliminated.

The Board believes that there is no single Board leadership structure that would be most effective in all circumstances. Therefore, the Board retains the authority to modify this structure to best address the Company’s and the Board’s then-current circumstances as and when appropriate.

Planning

One of the primary responsibilities of the Board is to ensure that the Company has a high-performing management team. The Chief Executive Officer provides a quarterly review to the Board assessing the members of the senior management team and their potential to succeed him. In addition, the Company’s Human Resources department leads an annual comprehensive review of talent and succession planning at deeper levels of the Company, emphasizing career development of promising management talent. Pursuant to the Company’s Corporate Governance Guidelines, the Board approves and maintains a succession plan for the Chief Executive Officer and senior executives. As part of its normal succession planning process, in March 2019, the Company announced that it had commenced a search process and retained an outside search firm to locate a successor for Mr. Reid-Anderson, the Company’s former Chairman, President and Chief Executive Officer, who retired on November 18, 2019. The search process was led by the Board and evaluated both internal and external candidates for the position of Chief Executive Officer. Mr. Spanos was appointed as President and Chief Executive Officer effective November 18, 2019.

Board Role in Risk Oversight

The Company’s management is responsible for identifying, assessing and managing the material risks facing the business. The Board oversees management’s identification and management of risks, and the Board and its committees engage with management on risk as part of broad strategic and operational discussions as well as on a risk-by-risk basis. The Board, and its committees, as appropriate, regularly receive and discuss updates from the Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President of Internal Audit, and other members of senior management regarding significant risks to the Company. These discussions include financial, reputational, legal, operational, strategic, environmental and cybersecurity risks, as well as plans to address these risks. The Company believes that the Board’s leadership structure, including its independent chairman, supermajority of independent directors, and allocation of oversight responsibilities to appropriate committees, provides effective board-level risk oversight.

Each of the Board’s committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to that committee and reports to the full Board as appropriate. In particular:

■	The Audit Committee assists the Board in its oversight of risks that have a significant impact on the Company’s financial statements; is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management; and has primary responsibility for overseeing risks related to cybersecurity.
■	The Compensation Committee monitors risks associated with the design and administration of the Company’s compensation programs and practices, including evaluating equity awards and establishing performance goals.
■	The Nominating and Corporate Governance Committee oversees risks related to the

    2020 Proxy Statement    11

CORPORATE GOVERNANCE

Company’s corporate governance, including ensuring the Board’s continued ability to provide independent oversight of management.

Each standing committee has full access to management, as well as the ability to engage advisors. Accordingly, with the oversight of the Board, the Company has implemented practices and programs designed to help manage the risks to which the Company is exposed and to align risk-taking appropriately with the Company’s efforts to increase stockholder value.

Nomination Process

Role of the Nominating and Corporate
Governance Committee

The Company’s Corporate Governance Guidelines include qualification criteria that the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors. See “—Board Composition Overview” for a discussion of the characteristics and qualities that director candidates should possess.

After identifying qualified individuals and conducting interviews, as appropriate, the Nominating and Corporate Governance Committee recommends selected individuals to the Board. The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates whether they are recommended by the Company or by one of the Company’s stockholders.

The Nominating and Corporate Governance Committee may retain a director search firm to help identify qualified director candidates. In 2019, the Company engaged a search firm to assist with recruitment of new director candidates. The search firm provided director candidates and worked with the Nominating and Corporate Governance Committee to contact prospects to assess interest and availability. The search firm also contacts references for the candidate. A background check is completed before a candidate is approved by the Board.

Stockholder Recommendations and Nominations—Suggestions for director candidates nominated by a stockholder

Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending the name and supporting information in accordance with Rule 14a-8 of the Exchange Act and the information set forth in the Company’s Corporate Governance Guidelines to the Secretary or Non-Executive Chairman, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.

Stockholder Recommendations and Nominations—Director candidates nominated by a stockholder

The Company’s Bylaws permit a stockholder to nominate directors for election at an annual meeting. A nominating stockholder is required to provide written notice of that stockholder’s intent to make the nomination to the Secretary of the Company not less than 90 days nor earlier than 120 days before the first anniversary of the Company’s previous annual meeting. In order to be considered timely for the 2021 annual meeting, notice of the nomination must be received by the Secretary of the Company on or after January 6, 2021, and on or before February 5, 2021. A nominating stockholder must provide the information required by the Company’s Bylaws and each nominee must meet the qualifications required by the Company’s Bylaws.

Stockholder Recommendations and Nominations—Proxy access candidates

In response to a stockholder proposal, the Board amended the Company’s Bylaws in February 2018 to implement proxy access. As amended, the Company’s Bylaws permit a stockholder or group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two directors or 20% of the Board, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. A nominating stockholder is required to provide written notice of that stockholder’s intent to make the nomination to the Secretary of the Company not less than 120 days nor earlier than 150 days before the first anniversary of the date that the Company sent its proxy statement for the prior year’s annual meeting of stockholders. In order to be considered timely for the 2021 annual meeting, notice of the nomination must be received by the Secretary of the Company on or

12        2020 Proxy Statement

CORPORATE GOVERNANCE

after October 21, 2020, and on or before November 20, 2020. Nominating stockholders and nominees must satisfy the requirements set forth in the Company’s Bylaws.

Stockholder Cooperation Agreement

The Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with H Partners Management, LLC and certain of its affiliates (collectively, “H Partners”), dated as of January 30, 2020, regarding the membership and composition of the Board and related matters. Pursuant to the Cooperation Agreement, the Company appointed Mr. Ruchim to the Board as a director, and Mr. Ruchim was appointed to the Nominating and Corporate Governance Committee and the Compensation Committee.

The Company also committed to (i) appointing three additional independent directors (each, a “New Independent Appointee”) to the Board within a reasonable timeframe and (ii) ensuring that one director serving on the Board as of January 31, 2020, resigns from the Board on or before the appointment of the third New Independent Appointee. H Partners will be permitted to present to the Board a list of up to eight candidates (each, an “Additional Nominee”) who are not affiliates or representatives of H Partners for consideration for appointment to the Board as a New Independent Appointee, and the Board will consider at least one Additional Nominee in good faith alongside any other qualified candidates identified by the Nominating and Corporate Governance Committee as a part of its standard processes for considering new director candidates. In accordance with the Cooperation Agreement, Messrs. Baldanza and Bassoul were Additional Nominees considered by the Board and appointed as directors on February 24, 2020.

During the period ending on the later of (i) the earlier of (x) 30 days prior to director nomination deadline for the Company’s 2021 annual meeting of stockholders and (y) 100 days prior to the first anniversary of the Company’s 2020 annual meeting, and (ii) 10 days after Mr. Ruchim (or any replacement) is no longer serving on the Board (the “Cooperation Period”), H Partners has agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of 14.9% or more of the Company’s outstanding shares, (ii) nominate or recommend for nomination any person for election to the Board, (iii) submit any proposal for consideration at, or bring any other business before, any stockholder meeting, or (iv) solicit any proxy, consent, or other authority to vote of stockholders or conduct any other referendum (including any “withhold,” “vote no,” or similar campaign) with respect to, or from the holders of, the Company’s shares.

At any stockholder meeting during the Cooperation Period, H Partners has also agreed to vote its shares of the Company’s common stock (i) in favor of the slate of directors recommended by the Board, (ii) against the election of any nominee for director not approved, recommended, and nominated by the Board for election, and (iii) in accordance with the Board’s recommendation with respect to any other matter or proposal presented at any such meeting, subject to certain exceptions relating to business combination transactions.

The foregoing is a summary of the Cooperation Agreement and the complete Cooperation Agreement is available as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 31, 2020.

Stockholder Engagement

The Company’s relationship with its stockholders is an important part of the Company’s success and the Company seeks to engage meaningfully with its stockholders to obtain their perspectives. The Company’s management team believes that this approach to engaging openly with the Company’s stockholders drives increased corporate accountability, improves decision making and ultimately creates long-term value. The Company is committed to:

■	Accountability: Driving and supporting strong corporate governance and Board practices to ensure oversight, accountability, and good decision making.
■	Transparency: Maintaining high levels of transparency on a range of financial, executive compensation, and governance issues to build trust and sustain two-way dialogue that supports the Company’s business success.

    2020 Proxy Statement    13

CORPORATE GOVERNANCE

■	Engagement: Proactively engaging with stockholders in conversations on a variety of topics to identify emerging trends and issues to inform the Company’s thinking and approach.

The Company holds meetings during the course of each year with many of its stockholders through in-person and teleconference meetings to better understand stockholders’ key concerns. Through these activities, management discusses and receives input, provides additional information, and addresses questions about the Company’s business strategy, executive compensation programs, corporate governance and other topics of interest to the Company’s stockholders. These engagement efforts allow the Company to better understand stockholders’ priorities and perspectives, and provide the Company with useful input concerning its compensation and corporate governance practices. For example, stockholder feedback influenced the Company’s implementation of proxy access and the specific terms adopted through an amendment to the Company’s Bylaws in 2018. See also “—Stockholder Cooperation Agreement” for a discussion of additional stockholder engagement activity.

In 2019 and early 2020, the Chief Executive Officer, the Senior Vice President, Investor Relations and Treasurer, other members of senior management, and members of the Compensation Committee, had discussions with 12 stockholders, representing approximately 53% of the Company’s outstanding common stock, about issues of importance to them, including the Company’s executive compensation practices and corporate governance policies. In addition to these discussions, the Company also received feedback from stockholders, representing approximately 6% of the Company’s outstanding common stock, that they understand and support the Company’s executive compensation program and practices and that no discussion on the topic was necessary. The Company’s response to stockholders’ concerns related to executive compensation is discussed in more detail in “Compensation Discussion and Analysis—Executive Compensation—Annual ‘Say on Pay’ Vote and Stockholder Engagement,’ which begins on page 29.

Hedging Policy

The Company’s Insider Trading Policy (the “Policy”) applies to all directors, officers and employees of the Company. The Policy includes the following restrictions with respect to Company securities:

■	A prohibition against “short sales” (i.e., the sale of securities that are not owned) and “selling short against the box” (i.e., a sale with a delayed delivery).
■	A prohibition against engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities.
■	Standing orders should be used only for a very brief period of time.
■	A prohibition against holding Company securities in a margin account or pledging Company securities as collateral for loans,

with a limited exception for use of Company securities as collateral for a loan available with prior approval by the General Counsel upon clear demonstration of the financial capacity to repay the loan without resort to the pledged securities.

■	A prohibition against hedging or monetization transactions such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars and other derivative instruments or through the establishment of a short position in Company securities.

Director Education

The Company encourages directors to further their education on topics relevant to the Company. The members of the Board are provided with information to engage in director education programs on an ongoing basis, covering a variety of subjects relevant to the Company. In addition, the Board receives regular updates regarding new developments in corporate governance.

14        2020 Proxy Statement

CORPORATE GOVERNANCE

Corporate Responsibility

The Company is committed to good corporate citizenship that benefits the communities in which the Company’s employees live and work as well as the environment.

Community Relations

The Company encourages employee volunteerism at all of its locations through organized activities. This is demonstrated by “Project 6,” a program that began in 2009, in which park and corporate employees designate a day each year to give back to the communities. From helping to build homes to organizing food pantries and creating reading rooms, the Company supports local charitable organizations and educational efforts year-round.

The Company is passionate about the communities surrounding its parks and corporate offices, and the Company’s employees enjoy working together for the greater good. The Company supports the local communities by:

■	Promoting science and math and hands-on learning for students at in-park science, technology, and engineering programs;
■	Supporting academic achievement and literacy through the Read to Succeed program by encouraging students to engage in recreational reading;
■	Sponsoring and coordinating donations of toys, books, and food through the parks;
■	Honoring the service of U.S. military personnel and their families by offering complimentary and/or discounted admission to the parks; and
■	Hosting special events to support various charities whose mission focuses on improving health and quality of life, and supporting those affected by natural disasters.

Emphasis on Safety and Security

The safety and security of the Company’s guests and employees is the Company’s top priority. It is the shared responsibility of every employee to actively participate in creating a safe and secure environment and to minimize injuries. The hallmarks of the Company’s safety and security programs are:

■	Resources and education to ensure safe and secure operating environments at the parks as well as to improve overall workplace safety and health;
■	A highly trained workforce that proactively assesses risks, strives to eliminate unsafe conditions, and integrates learning from incidents to prevent future occurrences; and
■	Dedicated leadership, accountability, and employee empowerment.

Renewable Energy

The Company is committed to renewable energy. Two of the Company’s parks have installled over 30 megawatts of solar power systems.

    2020 Proxy Statement    15

2019 NON-EMPLOYEE DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee and the Compensation Committee, consulting with each other, are responsible for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the committees are guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope;

(ii) compensation should align directors’ interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Annual compensation for non-employee directors for 2019 was comprised of cash compensation (which can be deferred into stock units) and equity compensation in the form of restricted stock awards.

Description of Non-Employee Director Compensation

At least annually, the Nominating and Corporate Governance Committee and the Compensation Committee review the non-employee director compensation program. The Compensation Committee retained Deloitte to provide advice in connection with ongoing compensation matters related to the Company. Deloitte provided the Compensation Committee with an analysis of the competitiveness of the Company’s non-employee director compensation program based on the Company’s peer group and general industry data. The Nominating and Corporate Governance

Committee and the Compensation Committee considered the market data, the amount and timing of past increases to the non-employee directors’ compensation, and the mix of cash and equity compensation in evaluating non-employee director compensation.

Cash and Equity Compensation

The following table sets forth the annual compensation to non-employee directors in 2019. The cash compensation is paid in equal quarterly installments at the beginning of each fiscal quarter.

Amount($)
Cash Retainer	70,000
Equity Retainer(1)	160,000
Lead Independent Director Retainer(2)	30,000
Audit Committee Chairman Retainer	25,000
Compensation Committee Chairman Retainer	25,000
Nominating and Corporate Governance Committee Chairman Retainer	15,000
Audit Committee Member Retainer	12,500
Compensation Committee Member Retainer	10,000
Nominating and Corporate Governance Committee Member Retainer	7,500
(1)	Granted in the form of restricted stock awards determined by dividing the amount of the equity retainer by the closing price of the Company’s common stock on the date of grant. The restricted stock vests in full on the earlier of the day immediately prior to the first annual meeting of stockholders after the date of grant or the first anniversary of the date of grant if the director continues to serve as a director through such date (or on the earlier of the death or disability of such director, or, with respect to Mr. Nabi, his retirement from the Board).
(2)	Effective as of January 1, 2020, the Lead Independent Director role was eliminated since the Company separated the roles of Chairman and Chief Executive Officer in November 2019 when Mr. Roedel became the Non-Executive Chairman. Commencing in January 2020, for his service as Non-Executive Chairman, Mr. Roedel will receive an annual equity retainer of $100,000 issued in the same manner as the equity retainer for all directors as described above.

16        2020 Proxy Statement

2019 NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Retainer Deferral Program

The Company maintains a director cash retainer deferral program under the Company’s Long-Term Incentive Plan. This program allows members of the Board to elect to receive stock units under the Long-Term Incentive Plan in lieu of the cash compensation for such member’s services as a director. The cash compensation that a director may elect to receive in stock units is only the cash compensation that the director otherwise would receive for services as a director of the Company and does not include any cash compensation for being the lead independent director, or chairman or member of any committee of the Board. Each deferred stock unit accumulates dividend equivalents that are converted to additional deferred stock units annually. The conversion of stock units into shares and the distribution of such shares under this program will occur on the first business day following the thirtieth day after a director’s service as a director terminates.

Stock Ownership Guidelines

To further the Company’s objective of aligning the interests of directors with the Company’s stockholders, the Board has adopted stock ownership guidelines for directors. Each director should seek to have a level of ownership of Company stock that has a value approximately equal to at least three times the director’s annual cash retainer. For purposes of the guidelines, the annual cash retainer does not include any additional cash compensation paid for participation on any committee of the Board or for serving as Chairman of any such committee. The ownership level should generally be achieved within three years of the date the person first becomes a director for newly appointed or elected directors. All of the directors are currently in compliance, or on target to achieve compliance, with the Company’s stock ownership guidelines.

2019 Non-Employee Director Compensation

Employee directors do not receive any compensation in connection with their director service. During 2019, Mr. Reid-Anderson and Mr. Spanos were the only employee-directors and their compensation as employees is set forth in the 2019 Summary

Compensation Table. The following table sets forth compensation paid to or earned by each non-employee director for the year ending December 31, 2019:

Director	Fees Earned or Paid in Cash($)(1)(2)	Stock Awards($)(3)(4)	Total($)
Kurt M. Cellar	102,500	159,994	262,494
Nancy A. Krejsa	70,000	159,994	229,994
Jon L. Luther	110,000	159,994	269,994
Usman Nabi(5)	94,977	159,994	254,971
Stephen D. Owens	107,500	159,994	267,494
Richard W. Roedel	89,977	206,550	296,528
(1)	The following table sets forth the components of annual cash compensation earned by each non-employee director in 2019:
			Committees
Director	Retainer($)	Lead Independent Director($)	Audit Committee Chair / Member($)	Compensation Committee Chair / Member($)	Nominating Corporate Governance Chair / Member($)	Total Cash Amount($)
Kurt M. Cellar	70,000	—	25,000	—	7,500	102,500
Nancy A. Krejsa	70,000	—	—	—	—	70,000
Jon L. Luther	70,000	30,000	—	10,000	—	110,000
Usman Nabi	69,977	—	—	10,000	15,000	94,977
Stephen D. Owens	70,000	—	12,500	25,000	—	107,500
Richard W. Roedel	69,977	—	12,500	—	7,500	89,977
(2)	Non-employee directors may defer all or a portion of their cash retainer in the form of stock units under the

    2020 Proxy Statement    17

2019 NON-EMPLOYEE DIRECTOR COMPENSATION

Long-Term Incentive Plan pursuant to the Company’s director cash retainer deferral program. The amounts for each of Messrs. Nabi and Roedel include $69,977, the value of their deferral under the director cash retainer deferral program, resulting in a grant of 1,299 deferred stock units in 2019. In addition, Messrs. Luther and Roedel each received 696 deferred stock units, representing accumulated dividend equivalents in their deferred stock unit account. See “—Description of Non-Employee Director Compensation” for a discussion of the Company’s director cash retainer deferral program.

(3)	The dollar value represents the aggregate grant date fair value computed in accordance with stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718) of the restricted stock awards granted to directors in 2019. Dividends on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. The assumptions used in the calculation of these amounts are discussed in Note 10 to the Company’s consolidated financial statements included in the Form 10-K.
(4)	As of December 31, 2019, each non-employee director had outstanding 2,970 shares of restricted stock, which vest on May 1, 2020. Mr. Roedel also had outstanding an additional 1,101 shares of restricted stock, which vest on May 1, 2020, which were granted in connection with his becoming the Non-Executive Chairman. The grant date fair value of such awards is reflected in the 2019 Non-Employee Director Compensation Table. There are no outstanding stock option awards for any non-employee director.
(5)	Mr. Nabi resigned as a director effective January 30, 2020.

18        2020 Proxy Statement

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board has nominated and recommends for election as directors the seven nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. After many years of distinguished service, Messrs. Luther and Owens will retire from the Board as of the Annual Meeting. Accordingly, Messrs. Luther and Owens are not included as nominees for election at the Annual Meeting. In accordance with the Company’s Bylaws, the size of the Board will be reduced from nine to seven members immediately prior to the Annual

Meeting pursuant to a resolution adopted by the Board. Following the Annual Meeting, there will be no vacancies on the Board. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Name	Age as of March 1, 2020	Position with the Company
B. Ben Baldanza	58	Director
Selim Bassoul	63	Director
Kurt M. Cellar	50	Director
Nancy A. Krejsa	62	Director
Richard W. Roedel	70	Chairman
Arik Ruchim	39	Director
Michael Spanos	55	Director, President and Chief Executive Officer

    2020 Proxy Statement    19

PROPOSAL 1: ELECTION OF DIRECTORS

As discussed under “Corporate Governance—Board Composition Overview,” in evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of factors. The nominees have a wide range of qualifications, skills and experiences that align with the Company’s long-term corporate strategy. The following table summarizes the key qualifications and skills each of the director nominees possess that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography describes these qualifications and relevant experience in more detail.

Summary of Director Qualifications & Experience	B. Ben Baldanza	Selim Bassoul	Kurt Cellar	Nancy Krejsa	Richard Roedel	Arik Ruchim	Michael Spanos
Executive Leadership – Chief Executive Officer or other senior executive officer of a large enterprise demonstrating a practical understanding of strategy, risk management, developing talent and how large organizations operate	●	●	●	●	●	●	●
Consumer Insights/Marketing – Experience developing strategies to grow sales and market share and enhance customer satisfaction and brand reputation	●	●					●
Technology/E-commerce – Background working in technology, security or e-commerce resulting in ability to anticipate technology trends and enhance the Company's operations, innovation and data security					●		●
Finance/Accounting – Experience in and an understanding of financial reporting and accounting processes, resulting in proficiency in financial management and reporting, capital allocation, and internal controls	●	●	●	●	●	●	●
Leisure/Food & Beverage – Experience leading an enterprise in the leisure or food & beverage industry, valuable in understanding consumer trends, and enhancing operations and guest satisfaction		●		●			●
International Business – Experience, either through managing international business operations or living and working outside the U.S., is useful in providing insight and perspective to grow the business outside the U.S.	●			●			●
Corporate Governance – Experience in the corporate governance of an enterprise supports the Company's goals of strong oversight and greater transparency and accountability			●	●	●	●	●
Public Company – Serving as a director of other public company boards helps ensure the Board understands its responsibilities and enhances the Board's effectiveness	●		●		●	●

20        2020 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

B. Ben Baldanza, age 58
Director since: February 2020
Mr. Baldanza is Chief Executive Officer of Diemacher LLC, an advisory firm helping businesses restructure, raise revenues, and reduce costs. From 2006 to 2016, Mr. Baldanza served as the President and Chief Executive Officer, and as a director, of Spirit Airlines, Inc., a low cost airline. Prior to joining Spirit Airlines, Inc., Mr. Baldanza held positions in finance, marketing, and operations at various airlines. He currently serves as a director and Chairman of the Audit Committee of JetBlue Airways Corporation. He is also an operating partner with Sterling Investment Partners, a private equity firm, and an Adjunct Professor of Economics at George Mason University. He holds a B.A. from Syracuse University and an M.A. in Public Administration from Princeton University. Mr. Baldanza brings to the Board extensive commercial and operational experience with expertise in revenue management, productivity, and human resources and labor relations.

Selim Bassoul, age 63
Director since: February 2020
Mr. Bassoul served as President and Chief Executive Officer, and Chairman of The Middleby Corporation, a manufacturer of food service and processing equipment, from 2004 to 2019. Mr. Bassoul previously served on the boards of Confluence Outdoor, Piper Aircraft, Inc., and Scientific Protein Laboratories LLC. He holds a B.A. in Business Administration from the University of Beirut, and an M.B.A. in Finance and Marketing from the Northwestern Kellogg School of Management. As part of the Board, Mr. Bassoul will provide counsel in the areas of culinary, consumer information and insights, and mergers and acquisitions.

Kurt M. Cellar, age 50
Director since: May 2010
Since 1999, Mr. Cellar has served as a corporate director for many companies in a variety of industries. From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C. He was partner and portfolio manager from 2003 until his departure in 2008. During his five year tenure as portfolio manager at Bay Harbour, the fund was recognized by Bloomberg as the top performing hedge fund in its class. Prior to Bay Harbour, Mr. Cellar was with the private equity firm Remy Investors. Before that, he was a strategy consultant at LEK/Alcar. Mr. Cellar is currently a director of American Banknote Corporation where he is Lead Independent Director, Chairman of its Audit Committee and Chairman of its Strategic Committee, and a director of U.S. Concrete Inc., where he is Chairman of its Nominating and Corporate Governance Committee. Mr. Cellar has had significant leadership roles in previous director assignments, including Chairman of the Board and chair roles of each committee. Within the last five years, Mr. Cellar was a member of the Board of Directors of Horizon Lines, Inc., where he was Chairman of its Nominating and Corporate Governance Committee, Angiotech Pharmaceuticals, where he was Co-Chairman of its Board, Hawaiian Telcom Holdco, Inc., where he was Chairman of its Audit Committee and a member of its Nominating and Corporate Governance Committee, Home Buyers Warranty, where he was Chairman of its Audit Committee, and the Edison Mission Energy Trust. He has many times, and, without exception, been asked to serve on board special committees. He has been an invited speaker on various board issues over the years. He has participated in many board related continuing education venues with the National Association of Corporate Directors (NACD) and Harvard University. Mr. Cellar has a Masters in Business Administration from the Wharton School of Business and a BA in Economics/Business from the University of California, Los Angeles. Mr. Cellar is a former Chartered Financial Analyst. Mr. Cellar is well qualified to serve on the Board based on his significant accounting and financial experience and his other public company board experience.

    2020 Proxy Statement    21

PROPOSAL 1: ELECTION OF DIRECTORS

Nancy A. Krejsa, age 62
Director since: March 2017
Ms. Krejsa served as Senior Vice President, Investor Relations and Corporate Communications for the Company from October 2010 to February 2017. Prior to joining the Company, she served as Senior Vice President, Strategy and Communications for Siemens Healthcare Diagnostics from November 2007 to September 2010 following Siemens’ acquisition of Dade Behring. From 1994 to 2007 Ms. Krejsa held senior roles at Dade Behring as Senior Vice President of Communications and Investor Relations, Vice President of U.S. Operations, Treasurer, and Assistant Controller. Prior to joining Dade Behring, Ms. Krejsa held a number of financial management positions at American Hospital Supply and Baxter International, including Vice President, Controller of the Hospital Supply distribution business. Ms. Krejsa has a B.S. in Finance from Indiana University and an M.B.A. in Accounting from DePaul University. Ms. Krejsa’s six years of experience as a member of the Company’s senior leadership team has provided her a deep understanding of the Company’s business, and her 17 years of senior leadership roles in finance and operations at prior companies make her qualified to serve as a director for the Company.

Richard W. Roedel, age 70
Chairman
Director since: December 2010
Mr. Roedel was named Chairman of the Board in November 2019. Mr. Roedel is a director and Chairman of the Audit Committee and Nominating and Corporate Governance Committee and a member of the Compensation Committee of LSB Industries, Inc. as well as its Non-Executive Chairman, a director and a member of the Risk Committee and Audit Committee of IHS Markit, Inc. (until April 2020), and a director and Chairman of the Audit Committee of BrightView Holdings Inc. Mr. Roedel is also Chairman of the Nominating and Corporate Governance Committee, a member of the Compensation Committee and Non-Executive Chairman of Luna Innovations Incorporated. Over the years, Mr. Roedel has chaired several audit, governance, compensation and special committees. Mr. Roedel served on the Board of Directors of Lorillard, Inc. in several capacities, including Lead Independent Director, from 2008 through 2015, when it was acquired by Reynolds American Inc. Mr. Roedel served on the Board of Directors of Sealy Corporation in several capacities, including Chairman of its Audit Committee, until March 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of BrightPoint, Inc. in several capacities including Chairman of its Audit Committee, Chairman of its Compensation Committee and member of its Nominating and Corporate Governance Committee, until October 2012 when it was acquired by Ingram Micro Inc. Mr. Roedel was a director and Chairman of the Audit Committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade Behring was acquired by Siemens AG. Mr. Roedel is a member of NACD Risk Oversight Advisory Council. Mr. Roedel recently served a three-year term on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB). From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later Chairman and CEO. As a result of these and other professional experiences, Mr. Roedel has extensive experience in finance, accounting and risk management and in public company board and committee practices, which make him well-qualified to serve on the Board.

22        2020 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Arik Ruchim, age 39
Director since: January 2020
Mr. Ruchim is a Partner at H Partners, an investment management firm. Prior to joining H Partners in 2008, Mr.Ruchim was at Creative Artists Agency and Cruise/Wagner Productions. Mr. Ruchim currently serves as a director of Tempur Sealy International, Inc., the world’s largest bedding provider, where he serves as a member of its Nominating and Corporate Governance Committee and its Compensation Committee, and as a member of the University of Michigan’s Tri-State Leadership Council, a group dedicated to enhancing educational opportunities for undergraduate and graduate students. Mr. Ruchim previously served as a director of Remy International, Inc., a global manufacturer of automotive parts, and as a director of Dick Clark Productions, a television production company. Mr. Ruchim has a Bachelor of Business Administration with Distinction from the University of Michigan. Mr. Ruchim brings to the Board a strong business acumen and extensive investment experience, as well as a vigorous record of stockholder value creation.

Michael Spanos, age 55
President and Chief Executive Officer
Director since: October 2019
Mr. Spanos became President and Chief Executive Officer of the Company in November 2019. Prior to joining the Company, Mr. Spanos served as the Chief Executive Officer, Asia, Middle East and North Africa, of PepsiCo, Inc., a leading global food and beverage company with a complementary portfolio of brands, from January 2018 to November 2019. Mr. Spanos previously served as interim head of PepsiCo, Inc.’s Asia, Middle East and North Africa division from October 2017 to January 2018 and as President and Chief Executive Officer, PepsiCo Greater China Region, from September 2014 to January 2018. Prior to that, Mr. Spanos served as Senior Vice President and Chief Customer Officer, PepsiCo North America Beverages from October 2011 to September 2014. Mr. Spanos previously held management roles of increasing responsibility at PepsiCo, Inc. since 1993 in North America, Asia and the Middle East. Before joining PepsiCo, Inc. Mr. Spanos served in the United States Marine Corps from 1987 to 1993. Mr. Spanos holds a B.S. degree from the U.S. Naval Academy and a Master’s degree in Organizational Behavior from the University of Pennsylvania. Mr. Spanos’ leadership skills, business experience and marketplace intuition, among other factors, make him a valuable member of the Board of Directors.

Vote Required

A plurality of the votes cast is required to elect each director. If you own shares through a bank, broker, or other holder of record, you must instruct your bank,

broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal 1.

FOR ✔	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

    2020 Proxy Statement    23

AUDIT COMMITTEE REPORT

The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a written charter that is reviewed annually by the Audit Committee. The Audit Committee is comprised of four independent directors.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. It does so by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company’s systems of internal controls regarding finance, disclosure, accounting and legal compliance and (iii) the Company’s auditing, accounting and financial reporting processes generally.

Management is responsible for the preparation and integrity of the Company’s consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has independently met and held discussions with management and the independent registered public accounting firm.

The following is the report of the Audit Committee of the Company with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019.

To fulfill its responsibility:

■	The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.
■	The Audit Committee has discussed with KPMG LLP, the Company’s independent auditor, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
■	The Audit Committee has received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and management’s assessment of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for such year for filing with the SEC.

THE AUDIT COMMITTEE

Kurt M. Cellar (Chair)
Nancy A. Krejsa
Stephen D. Owens
Richard W. Roedel

24        2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The Compensation Discussion and Analysis contains information regarding the Company’s compensation programs, policies and objectives and, in particular,

their application to a specific group of individuals in their roles at the company in 2019 that we refer to as the named executive officers.

Name	Title
Michael Spanos	President and Chief Executive Officer
James Reid-Anderson	Former Chairman, President and Chief Executive Officer
Marshall Barber	Chief Financial Officer
Lance C. Balk	General Counsel
Brett Petit	Senior Vice President, Marketing
Catherine Aslin	Senior Vice President, Human Resources

CEO Transition

As part of the Company’s normal succession planning process, in March 2019, the Company announced Mr. Reid-Anderson’s intention to retire as Chairman, President and Chief Executive Officer and that the Company had commenced a search process, and retained an outside search firm, to locate a successor for Mr. Reid-Anderson. The Nominating and Corporate Governance Committee, together with the outside search firm, led the extensive internal and external search and selection efforts on behalf of the Board, with input from Mr. Reid-Anderson throughout the process. Effective November 18, 2019, Mr. Reid-Anderson retired and Mr. Spanos was appointed as President and Chief Executive Officer. Mr. Spanos’ proven leadership capability and experience in business operations across developed, developing and emerging markets, gained through over 25 years of experience at PepsiCo, Inc. in different geographies, made him the best candidate to succeed Mr. Reid-Anderson, with the decision unanimously approved by the Board.

2019 Performance — No Annual Incentive Awarded

2019 was a challenging year for the Company. While revenue increased $24 million, or 2%, from 2018 to approximately $1.5 billion, and attendance increased 2% to 32.8 million guests, the Company has been experiencing slowing growth in its base business. At the same time, operating costs have been increasing, primarily due to higher minimum and market wages, causing costs to rise faster than revenue and compressing margins. As a result, the Company did not meet the performance targets under its annual incentive plan, specifically the Adjusted EBITDA ‘gate’, and no annual incentives were paid to any employees for 2019 (other than sales commissions).

In light of the Company’s disappointing results, the management team is working diligently to develop a new strategic plan to determine how best to improve the Company’s path forward and deliver sustained earnings growth in attendance, revenue and profitability over both the short- and long-term. Furthermore, the Company intends to make incremental investments in the base business that will create innovative experiences to attract new consumers and enhance the guest service while they are in the park. However, due to the coronavirus (COVID-19) outbreak the Company temporarily closed its parks beginning in March. This has caused the Company to delay these investments and scale back spending of expenses and capital until business operations begin to normalize. The Company’s management team is deeply committed to reinvigorating growth and is conducting an outside/in strategic review. The Company expects the resulting strategic initiatives to generate higher revenue growth, productivity, and profitability, and believes it has strong potential to create significant value for its stockholders.

    2020 Proxy Statement    25

Future Changes to Compensation Structure

With the appointment of a new CEO in November 2019, the Company took the opportunity to conduct a comprehensive review of the annual and long-term incentive plans.

During this process, the Company reviewed feedback from stockholders, who expressed concern over utilizing stock options as the primary performance-based long-term incentives, along with reservations about the effectiveness of the Project awards.

To directly address stockholders’ concerns, the Company has modified its annual incentive plan and long-term equity incentives.

Annual Incentive Plan

The Company has instituted a revenue growth metric (25% weighting) in its annual incentive plan, replacing the net debt metric previously used. The remaining annual incentive metrics, Adjusted EBITDA (50% weighting), guest satisfaction scores (12.5% weighting) and safety scores (12.5% weighting) will continue to be used.

The performance ‘gate’ tied to Adjusted EBITDA will be retained as a condition for a payout on other performance metrics. If Adjusted EBITDA does not meet or exceed the ‘gate,’ no annual incentives will be earned, regardless of achievement of the other metrics.

Annual incentive plan metrics and goals will be disclosed in the Company’s future proxy filings.

Long-Term Equity

Beginning in 2020, the Company’s long-term incentive equity will consist primarily of restricted stock units (“RSUs”) and performance stock units (“PSUs”).

The Compensation Committee believes that a combination of RSUs and PSUs better aligns with current market practice and stockholder interests and will enhance the Company’s ability to drive stockholder value while attracting, retaining and motivating leadership talent.

The 2020 long-term incentives for the named executive officers will consist of 50% RSUs and 50% PSUs. The RSUs will vest 1/3 per year over three years, and the PSUs will vest on the third anniversary of the grant provided the applicable performance criteria are met. Prior to the impact of the coronavirus (COVID-19) outbreak, 2020 performance criteria were expected to be based on an equal weighting of Adjusted EBITDA, revenue growth, and Adjusted EBITDA minus capital expenditures. The Compensation Committee will determine actual 2020 performance criteria in light of the business environment at the time performance criteria are established.

Long-term equity metrics and goals will be disclosed in the Company’s future proxy filings.

The Company does not plan to issue any Project awards in the future.

26        2020 Proxy Statement

Executive Compensation

Executive Compensation Philosophy and Objectives

Total direct compensation for the named executive officers in 2019 was a combination of three components:

The primary goal of the Company’s executive compensation program is to drive long-term growth and stockholder value through three key objectives:

Attract, Retain and Motivate Leadership Talent	•	Establish fair and competitive compensation program
	•	Use multi-year vesting schedules for long-term equity grants
	•	Consider comparable market data as appropriate
Align Pay with Stockholder Interests	•	Tie a significant portion of total compensation opportunity to stock value
	•	Maintain appropriate mix of fixed and performance-based compensation
	•	Avoid encouraging unnecessary and excessive risk-taking
Drive Company Performance	•	Rewards named executive officers for meeting Company’s growth and strategic objectives
	•	Short-term incentives tie to Company’s performance
	•	Use aspirational performance targets to achieve award payout at target level
	•	Balance short-term and long-term compensation elements to motivate and reward superior performance and execution of business strategy

    2020 Proxy Statement    27

Total Shareholder Return

The graph below compares the Company’s cumulative 5-year total stockholder return with the cumulative total returns of the S&P 500 Index, the S&P Midcap 400 Index, and the S&P Movies & Entertainment Index. The graph tracks the performance of a $100 investment in the Company’s common stock and in each index (with the reinvestment of all dividends) over the covered periods.

Compensation Practices

The Company strives to align its executive compensation program with the interests of the Company and its stockholders, and implements strong corporate governance in the executive compensation program to achieve this result. The chart below highlights certain pay practices that the Company maintains and those that it avoids:

Practices Maintained by the Company	Practices NOT Maintained by the Company
Majority of compensation “at risk”	High percentage of fixed compensation
Stock ownership requirements	Hedging ownership of Company stock
Double trigger for vesting on change in control	Excessive perquisites or other benefits
Stock options generally with four-year vesting to promote retention	Tax gross-ups upon change in control
Performance goals that drive long-term stockholder value creation	Dividends on equity paid prior to vesting
Long-Term Incentive Plan contains clawback provisions	Repricing of options without stockholder approval
Compensation program administered by independent committee	Guaranteed minimum payouts or uncapped award opportunities
Independent compensation consultant	Compensation or incentives that encourage unnecessary or excessive risk taking
Annual “Say on Pay” Vote

28        2020 Proxy Statement

Annual “Say on Pay” Vote and Stockholder Engagement

The Company is disappointed with the vote on executive compensation for the year ended 2018, with only 69% stockholder support for the annual Say on Pay vote. While the voting results represent an improvement from the year ended 2017 (56%), these results are still well below the Company’s expectations.

In a rapidly evolving executive compensation and corporate governance landscape, the Company attaches great importance to a continuous dialogue with institutional investors and other major stockholders, and spends considerable time reflecting on feedback received.

In 2019 and early 2020, the Chief Executive Officer, the Senior Vice President, Investor Relations and Treasurer, other members of senior management, and members of the Compensation Committee, had discussions with 12 stockholders, representing approximately 53% of the Company’s outstanding common stock, about issues of importance to them, including the Company’s executive compensation practices and corporate governance policies. In addition to these discussions, the Company also received feedback from stockholders representing approximately 6% of the Company’s outstanding common stock that they understand and support the Company’s executive compensation program and practices and that no discussion on the topic was necessary.

As a direct result of the Company’s engagement initiative this past year, the following changes have been made or are in progress:

■	Enhanced compensation disclosures – the Company has continued to more clearly describe the elements of its compensation program, including long-term equity awards.
■	Reinvigorated annual incentive plan and new long-term equity incentive plan for 2020 – the Compensation Committee, in consultation with Deloitte and senior management, implemented changes to both the annual and long-term incentive plans. The Company believes that these changes better align with current market practice and stockholder expectations, as well as strengthen the link between pay and performance. See “—Future Changes to Compensation Structure.”
■	No future Project awards – the Company has not announced any new Projects since 2016 and does not intend on granting Project awards in the future.

The Company is committed to engaging with its stockholders and will continue to seek opportunities for dialogue on executive compensation and corporate governance matters.

The following table summarizes the concerns raised from stockholders and the major proxy advisory firms and the Company’s response to address those concerns.

    2020 Proxy Statement    29

Area of Concern	Actions Taken
Disclosure of incentive plan performance goals	■	Enhanced disclosures around the annual and long-term equity programs
Consideration should be given to other performance conditions for the annual incentive plan	■	To further align the annual incentive with the business strategy and Key Performance Indicators, the Company is replacing the net debt performance measure with revenue growth
Alignment between pay and performance	■
In addition to the significant changes to the annual and long-term incentive plans, the Company has also reviewed its goal-setting process to ensure that the performance goals strike the right balance between being both feasible and stretching, as well as motivating the right behaviors from management

Long-term equity awards	■	The Company recognizes that prior practices of awarding stock options, DERs and periodic grants of Project awards varies significantly from market practice
	■	From 2020, the Company’s long-term incentive equity will consist primarily of PSUs and RSUs

Administration by the Compensation Committee

The Compensation Committee is responsible for administering the compensation program for executive officers and certain other members of senior management of the Company. The Compensation Committee determines the appropriate compensation levels for the Company’s named executive officers, evaluates compensation plans, policies and programs, and reviews benefit plans for officers and employees. Additional responsibilities of the Compensation Committee include, but are not limited to, reviewing the Company’s executive compensation philosophy and strategy; participating in the performance evaluation process for the Chief Executive Officer; setting base salary and incentive opportunities for the Chief Executive Officer and other senior executives; establishing incentive compensation and performance goals and objectives for the Company’s senior executives and other eligible executives and management; and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board employment or consulting agreements and severance arrangements and approves such agreements or benefits for the named executive officers. The members of the Compensation Committee are not current or former employees of the Company and are not eligible to participate in any of its executive compensation programs.

The entire Board (other than the Chief Executive Officer) ratified the 2019 compensation for the Chief Executive Officer, and the entire Board ratified the 2019 compensation for the other named executive officers.

Management Participation

The Company’s Human Resources department is responsible for the ongoing management of the executive compensation program. The Senior Vice President, Human Resources and her staff serve as the primary management liaison to the Compensation Committee and propose compensation programs and policies to the Compensation Committee at the request of the Compensation Committee and the Chief Executive Officer. The Compensation Committee meets with the Chief Executive Officer and any other senior executives as the Compensation Committee deems appropriate when it determines the performance criteria and compensation levels of senior executives. The Chief Executive Officer makes recommendations to the Compensation Committee regarding individual compensation, such as base salary changes and incentive compensation opportunities for senior executives other than himself. In addition, the Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements.

Compensation Consultants

The Compensation Committee has engaged Deloitte to provide advice to the Compensation Committee on an ongoing basis regarding executive compensation strategy and programs, including the compensation of the Chief Executive Officer, the design of its compensation program, the compensation practices of its peers, and legislation or regulations impacting the Company’s executive compensation program.

30        2020 Proxy Statement

Factors in Determining Executive Compensation

In making compensation decisions regarding senior executives generally, the Compensation Committee considers general market information, as well as business and industry conditions, the Company’s strategic business objectives, and the executive’s performance and experience. The initial compensation arrangements for the named executive officers were a result of arm’s-length negotiations by the Company with the executives in connection with their hire or retention and do not correspond to a specific benchmark level of pay. The compensation for the named executive officers is reviewed annually by the Board, the Compensation Committee and the Chief Executive Officer. An analysis of overall Company performance, budget targets, achievement of individual performance goals and the direct reporting relationship to the Chief Executive Officer is undertaken regarding the compensation of each executive. The Compensation Committee makes compensation determinations and adjustments when determined to be appropriate in accordance with the

Company’s compensation philosophy and plans. The Company considered general historical market information on long-term incentive grants provided by Deloitte, along with past awards and Company and individual performance, when making compensation recommendations to the Compensation Committee about long-term incentive grants in 2019.

The Compensation Committee uses peer group data as a reference point to compare the named executive officers’ pay against the peer group. The Compensation Committee also uses compensation data from the Company’s peer group as general guidance and as one of many factors that inform its judgment of appropriate compensation parameters for target compensation levels, but does not set executive compensation levels with reference to any particular percentile of the peer group and does not seek to match any particular element or mix of elements to that of the peer group.

Peer Group Review

In 2018, the Company established a peer group as a result of engagement with its stockholders and to enable stockholders to assess the Company’s executive compensation relative to its peers. Given the unique focus of the Company’s business in operations of regional theme parks and waterparks, the Company has few direct business competitors, which makes it difficult to create a peer group based on industry codes, revenue or market capitalization alone. In establishing the peer group, the Company focused on U.S. publicly traded companies with an emphasis on companies in the leisure, recreation and entertainment industries. As a result of its review, the Compensation Committee approved the following 18 publicly traded companies as the peer group for use in its compensation analysis.

AMC Entertainment Holdings, Inc.	Live Nation Entertainment, Inc.
Boyd Gaming Corporation	Marriott Vacations Worldwide Corporation
Cedar Fair, L.P.	Norwegian Cruise Line Holdings Ltd.
Choice Hotels International, Inc.	Penn National Gaming, Inc.
Churchill Downs Incorporated	SeaWorld Entertainment, Inc.
Cinemark Holdings, Inc.	Texas Roadhouse, Inc.
Dave & Buster’s Entertainment, Inc.	The Madison Square Garden Company
Eldorado Resorts, Inc.	Vail Resorts, Inc.
IMAX Corporation	World Wrestling Entertainment, Inc.

    2020 Proxy Statement    31

The Compensation Committee believes this peer group achieves the desired level of balance in terms of revenue, market capitalization and EBITDA, and reflects the types of companies with whom the Company competes for talent. The companies in the peer group have annual revenues between

$380 million and $11.3 billion, market capitalization between $1.2 billion and $15.2 billion, and EBITDA between $64 million and $1.8 billion. The following charts show the Company’s ranking within the peer group in terms of revenue, market capitalization and EBITDA in 2019 (in millions):

For executive compensation comparisons, the Company primarily reviewed data from the most recently reported proxy statements and SEC filings of the peer group companies, as well as supplemental published compensation survey data.

Peer Group Comparison

In order to examine the competitiveness and appropriateness of the Company’s overall compensation program, the Company reviewed the total direct compensation of the named executive officers (consisting of base salary, target annual incentive and target long-term equity, but not including benefits and perquisites) during 2019 to the peer group companies and to published compensation survey data for companies of a similar financial size, operating in comparable industries. The Compensation Committee believes the analysis confirms that the executive compensation program is appropriately designed to achieve the Company’s general objectives and is aligned with the companies in the peer group.

32        2020 Proxy Statement

Total Direct Compensation Mix

The following charts show the relationship between the primary components of the Company’s target annual total direct compensation mix as of December 31, 2019, for each named executive officer. For the Company’s Chief Executive Officer, 65% of his target total compensation is performance-based. For the other named executive officers, 63% of target total compensation is performance-based. The chart illustrates target total compensation as of December 31, 2019, as described in the Base Salary, Annual Incentives and Long-Term Equity sections below.

*	Mr. Spanos did not have a target annual incentive for 2019. Instead, Mr. Spanos received a signing bonus of $215,000 in connection with becoming CEO in November 2019.

    2020 Proxy Statement    33

Elements of Compensation

The individual components of the Company’s executive compensation program in 2019 included:

Pay Element	Pay Philosophy	Component	Performance Element
Long-Term Equity	Uphold alignment with stockholders and promote retention by tying a significant portion of pay to stock price appreciation	Stock Options	4-Year Vesting
	Support long-term business strategy and enhance retention by tying a significant portion of pay to periodic long-term financial performance goals, or "Projects"	Stock	Aspirational Multi-Year Modified EBITDA Target
Annual Incentives	Motivate and provide recognition for achieving annual financial and operational performance goals with variable, at-risk performance-based pay	Cash or Stock	Adjusted EBITDA
			Net Debt
			Guest Satisfaction
			Safety
Base Salary	Compensate for executive's responsibilities, experience and performance with fixed pay	Cash	Annual Review

In setting total compensation, the Compensation Committee applies a consistent approach for all senior executives. The Compensation Committee applies its compensation philosophy, as described below, to the facts and circumstances associated with each executive through the exercise of appropriate business judgment.

Base Salary

Salaries are used to provide a fixed amount of compensation for an executive’s work. Although initially established in each named executive officer’s respective employment agreement and based on the philosophies and factors described herein, the salaries of named executive officers are reviewed annually, as well as at the time of a promotion or other change in responsibilities. The Compensation Committee strives to pay a base salary to attract and retain highly qualified executives to drive success based on the individual’s responsibilities, performance and experience, internal equity, and business and industry conditions. For 2019, Messrs. Balk, Barber, and Petit, and Ms. Aslin received salary increases ranging from 1.3% to 2.8%. Mr. Reid-Anderson’s salary remained the same.

The following table shows the annual base salary rate in 2019 for the named executive officers:

Executive	Base Salary Rate($)
Michael Spanos	1,150,000
James Reid-Anderson	1,800,000
Marshall Barber	553,000
Lance C. Balk	605,000
Brett Petit	510,000
Catherine Aslin	347,500

34        2020 Proxy Statement

Annual Incentives

The Company’s annual incentive plan closely links pay and performance by providing all eligible full-time employees, including the named executive officers, an incentive compensation opportunity based on the Company achieving key business plan goals, with an emphasis on Adjusted EBITDA. Other goals for 2019 related to net debt level, guest satisfaction and safety. The Company selected these goals because it believes successful performance against these measures promotes the creation of long-term stockholder value. The Company places more weight on Adjusted EBITDA because it believes that Adjusted EBITDA tracks core operating performance most closely, is widely used by analysts and investors to evaluate performance in the Company’s industry and is most directly related to stockholder value.

Unless Adjusted EBITDA for 2019 was more than $553.5 million, no annual incentive could be earned. If more than the target $577.3 million of Adjusted EBITDA was attained, the amount earned for each incentive objective would have increased on a pro rata basis to a maximum of 200% of target as Adjusted EBITDA increased from $577.3 million to

$604.4 million. “Adjusted EBITDA” is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned by the Company. “Modified EBITDA” is defined as the Company’s consolidated income (loss) from continuing operations excluding the following: the cumulative effect of changes in accounting principles; discontinued operations gains or losses; income tax expense or benefit; restructure costs or recoveries; reorganization items (net); other income or expense; gain or loss on early extinguishment of debt; equity in income or loss of investees; interest expense (net); gain or loss on disposal of assets; gain or loss on the sale of investees; amortization; depreciation; stock-based compensation; and fresh start accounting valuation adjustments.

The following table shows the target annual incentive opportunities as of December 31, 2019, for the named executive officers. Since Mr. Spanos joined the Company in November 2019, in lieu of any bonus for 2019, Mr. Spanos received a signing bonus of $215,000.

Executive	Target Annual Incentive
James Reid-Anderson	200% of base salary
Marshall Barber	75% of base salary
Lance C. Balk	75% of base salary
Brett Petit	62.5% of base salary
Catherine Aslin	62.5% of base salary

No named executive officer may earn more than 200% of such named executive officer’s target annual incentive. For 2019, the Compensation Committee established target levels of achievement for the four financial and strategic objectives as follows:

Objective	Weight	Target Goal
Adjusted EBITDA	50.0%	$577.3 million
Net Debt Level	25.0%	Equal to or better than budget ($2,059 million, as adjusted)
Guest Satisfaction Scores	12.5%	■	2019 guest satisfaction score equals or exceeds 2018 guest satisfaction score, or
		■	2019 guest satisfaction score is 8.5 or higher
Success in fostering and maintaining a safe park environment	12.5%	■	2019 guest safety perception score exceeds 8.0 and quality assessment review standards met, and
		■	2019 workers compensation claims lower than 2019 annual workers compensation claim target and 2019 workers compensation claims lower than 2018
	100%

    2020 Proxy Statement    35

Because the threshold Adjusted EBITDA of $553.5 million for 2019 was not achieved, the named executive officers did not earn an annual incentive for 2019 under the annual incentive plan.

Executive	Target Annual Incentive($)	0% of Target Annual Incentive($)
James Reid-Anderson	3,600,000	—
Marshall Barber	414,750	—
Lance C. Balk	453,750	—
Brett Petit	318,750	—
Catherine Aslin	217,188	—

Long-Term Equity

While annual cash incentives are intended to reward the achievement of short-term financial goals, the executive compensation program emphasizes and rewards results over the long-term through equity incentives that have a substantial performance-based component and multi-year vesting schedules. The Company’s long-term equity awards are tied to the Company’s performance and the value of its common stock over several years. These awards are intended to align the interests of the named executive officers with those of the Company’s stockholders and to reward the named executive officers’ contribution to the long-term growth and performance of the Company. The Compensation Committee also believes that it is appropriate to evaluate equity grant opportunities on a systematic basis at least annually. The Compensation Committee has historically awarded stock options or performance stock units, or a combination thereof, based on its determination of the relative value of each form of award at the time of grant and the performance and responsibilities of each named executive officer.

These awards were granted under the Company’s Long-Term Incentive Plan. The Compensation Committee may, from time to time, grant additional equity incentive awards to employees, including named executive officers, based on individual circumstances such as outstanding performance or in connection with a promotion.

■	Stock Options. Stock options vest 25% on each of the first four anniversaries of the grant date. The stock options have a term of ten years and, in all instances, an exercise price of not less than the closing price of the Company’s common stock on the date the stock options are granted. The Compensation Committee believes that stock options are aligned with the long-term interests of stockholders because the stock options have no value to the named executive officers unless the market value of the Company’s common stock increases after the grant date. As discussed below under “Dividend Equivalent Rights,” unvested stock options have Dividend Equivalent Rights associated with them, which are not paid until the options vest. As an incentive, the Compensation Committee granted stock options to each current named executive officer (other than Mr. Spanos) in August 2019 as part of a general grant to employees. In connection with becoming Chief Executive Officer in November 2019, Mr. Spanos was granted options to purchase 305,000 shares of common stock and additional sign-on options to purchase 120,000 shares of common stock.

■	Performance Awards—Projects Generally. To boost morale and attract, retain and incentivize employees with aspirational performance awards, in 2010 when the Company had a history of severe underperformance, the Compensation Committee designed unique performance awards called “Projects.” The Projects were designed to reward participants for achievement of stretch goals. The Projects were intended to incentivize and retain participants over a multi-year period.

Project 750. Largely due to the success of Project 350 and Project 500 in motivating participants, and the Company’s substantial progress toward Project 600 by the end of 2016, the Compensation Committee created another aspirational goal called Project 750. Project 750 awards were given to all director-level employees and above.

Project 750 is structured similarly to Project 600, which had a $600 million Modified EBITDA target, and achievement was necessary by December 31, 2019 for any payout. Since the

36        2020 Proxy Statement

Company did not achieve $600 million Modified EBITDA by December 31, 2019, no executive or any other employee received any payout under Project 600.

Aspirational Target

Project 750 provides participants with an equity incentive for the Company to achieve $750 million of Modified EBITDA in a calendar year (the “Project 750 Target Modified EBITDA”) by December 31, 2020. Pursuant to Project 750, the named executive officers will be issued shares of stock if the Company achieves the Project 750 Target Modified EBITDA.

The Compensation Committee believes that Modified EBITDA is an appropriate measurement because it is the most comparable measure to evaluate operational performance against other industry participants, incorporates the full range of the Company’s business, and has a direct impact on the Company’s stock price. The performance award was widely granted to the Company’s employees, and Modified EBITDA is an objective and understandable measurement that enables employees to easily understand how they can contribute toward the target. Finally, it generally excludes the impact of extraordinary or non-

routine events that can distort performance such as acquisitions and dispositions, and requires organic and sustainable growth to attain the target.

The Project 750 Target Modified EBITDA is a very difficult target for the Company to achieve. At the time the performance target was established in October 2016, the Company’s September 30, 2016, last twelve months Modified EBITDA was $531.6 million, thus the Project 750 Target Modified EBITDA represented an increase of 41%. Achievement of the Project 750 Target Modified EBITDA requires the Company to increase Modified EBITDA by 32% from $568 million Modified EBITDA in 2019.

The Company currently believes that achievement of the Project 750 Target Modified EBITDA by 2020 is highly unlikely, particularly in light of the temporary cessation of operations as a result of the coronavirus (COVID-19) outbreak.

Number of Shares

The number of shares of stock that each named executive officer is eligible to receive in 2019-2021 is set forth below if the Project 750 Target Modified EBITDA is first achieved in the year specified:

Executive	2019 Achievement	2020 Achievement/Target Award(3)	2021 Achievement
Michael Spanos(1)	—	—	—
James Reid-Anderson(2)	172,500	—	—
Marshall Barber	43,125	37,500	18,750
Lance C. Balk	20,125	17,500	8,750
Brett Petit	18,400	16,000	8,000
Catherine Aslin	16,100	14,000	7,000
(1)	Mr. Spanos became CEO in November 2019 and does not participate in Project 750.
(2)	As a result of his retirement, Mr. Reid-Anderson is no longer eligible to earn shares under the Project 750 Program.
(3)	The program provides that a partial Project 750 award can be achieved under certain circumstances if less than the Project 750 Target Modified EBITDA is achieved in calendar year 2019 or 2020. No partial awards have been awarded under the program.

Determination of Achievement

Modified EBITDA is determined after reviewing the Company’s audited financial statements for the applicable year. As a general matter, Modified EBITDA excludes the impact of extraordinary or infrequently occurring events such as material acquisitions and dispositions and costs associated with the evaluation of strategic options.

If a change in control (as defined under Project 750) occurs, then the Project 750 Target Modified EBITDA and the target award would be deemed earned.

Eligibility to Receive Shares

To receive shares under Project 750, unless otherwise determined by the Compensation Committee, the executive must be employed by

    2020 Proxy Statement    37

the Company on the first day of the calendar year immediately following the calendar year during which the requisite Modified EBITDA was achieved or the executive must be employed by the Company on the date of a change in control (as defined under Project 750), or have had such employment terminated in anticipation of such a change in control.

■	Dividend Equivalent Rights. In order for stock option holders and Project 750 participants to participate in the Company’s quarterly dividend on its common stock, the Compensation Committee determined to grant holders of the Company’s unvested stock options and Project 750 awards with Dividend Equivalent Rights (“DERs”). No DERs are paid to any holders with respect to any unvested awards until such awards vest. The stock option DERs provide for issuance of shares of stock to holders of unvested stock options in a value equal to any dividends on the common stock from the grant date through the date of option vesting and such shares are only paid once vesting occurs. Similarly, the Project 750 DERs provide for issuance of shares of stock in a value equal to any dividends on the common stock from the award issuance date through the date shares, if any, are issued under Project 750 and such shares are paid only to the extent that shares pursuant to the underlying award vest. The Compensation Committee believes that the use of DERs aligns executives with stockholders as a significant part of the Company’s total stockholder return is in the form of dividends.

Minimal Perquisites

The Company provides a limited number of perquisites and other personal benefits to the named executive officers, which the Company believes are reasonable and consistent with market practices. The “All Other Compensation” column of the 2019 Summary Compensation Table sets forth these perquisites in accordance with the requirements of the SEC.

Retirement and Other Benefits

The Company believes retirement plans serve to attract and retain talented personnel generally, but they should not be a significant part of the overall compensation program. The Company has a contributory 401(k) Plan available to employees of the Company who meet the age and service requirements. The Company makes matching contributions in the amount of 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions made by employees (subject to tax law limits).

The Company also has a Supplemental 401(k) Plan, which permits eligible participants to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the contributory 401(k) Plan and receive corresponding matching contributions. For a discussion of the Supplemental 401(k) Plan, see “Executive Compensation—Fiscal 2019 Non-Qualified Deferred Compensation.”

The Company also maintains an employee stock purchase plan, which is made available to substantially all of the Company’s employees, and allows participants to acquire the Company’s common stock at a discounted price. The employee stock purchase plan was approved by stockholders at the Company’s annual meeting in May 2011. The purpose of the plan is to encourage employees at all levels to purchase stock and become stockholders. The plan allows participants to buy the Company’s common stock at a 10% discount to the lower of the market value of the common stock at the beginning and end of each successive six-month offering period. Under applicable tax law, no plan participant generally may purchase more than $25,000 in market value (based on the market value of the Company’s common stock on the first trading day of each offering period) of the Company’s common stock in any calendar year.

The named executive officers are eligible to participate in these plans on the same basis as other eligible participants.

Health Benefits and Disability Insurance

The Company provides its named executive officers with the same health and disability insurance plans offered to all employees.

Compensation Upon Termination of Employment

In addition to the direct compensation program, the Company believes it is important to provide the named executive officers with competitive separation payments and benefits because it provides a measure of financial security for the named executive officer and his or her family in the event of certain terminations of employment and also enables the Company to secure their cooperation following

38        2020 Proxy Statement

termination. Under their respective employment agreements, the named executive officers are entitled to severance in the event of specified terminations of employment and as a consequence of a change in control. The agreements contain a double trigger provision, which requires both a change in control and actual or constructive termination of employment in order for the named executive officer to receive benefits under the change in control provision rather than a single trigger provision under which benefits are triggered automatically by a change in control. The Company does not provide an excise tax gross-up in the event of a termination due to a change in control.

The separation payments and benefits are intended to provide the executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The enhanced and accelerated benefits offered in connection with a change in control are designed to support the following business objectives:

■	Enhance the Company’s value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.
■	Preserve the objectivity of the Company’s management team if they are negotiating and executing a consolidation transaction.
■	Keep the management team focused on the Company’s business instead of their personal financial situation.

The Company elects to provide post-employment compensation to the executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and the Company’s hiring needs dictate. See “Executive Compensation—Potential Payments Upon Termination” for additional information on separation payments and benefits for the named executive officers.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that the Company may deduct for compensation paid to certain executive officers. Previously, this limitation did not apply to compensation that met the requirements under Section 162(m) for qualified performance-based compensation. This exemption from Section 162(m)’s deduction limit for certain performance-based compensation has generally been repealed, effective for years beginning after December 31, 2017, and the group of covered executive officers has been expanded to include the chief financial officer and certain former executive officers. Therefore, compensation (including performance-based compensation) paid to covered executive officers in excess of $1 million in calendar year 2018 and subsequent calendar years generally will not be deductible unless it qualifies for transition relief applicable to certain written binding contracts in effect on November 2, 2017, which are not modified in any material respect on or after such date.

Although the Compensation Committee has considered the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, tax deductibility was not the primary factor used by the Compensation Committee in setting compensation and the Compensation Committee expects that Section 162(m) will become less of a factor with the repeal of the performance-based compensation exemption. The Compensation Committee designs and administers compensation programs that it believes are in the best interests of the Company and its stockholders.

    2020 Proxy Statement    39

Stock Ownership, Clawback and Other Policies

To further align the senior executives’ interests with those of the Company's stockholders, the Company maintains stock ownership guidelines. The guidelines provide that, within three years of (i) 2012, or, (ii) the year in which the executive first becomes subject to the guidelines, certain senior executives should seek to establish holdings in the Company’s stock equal in value to a multiple of their annual base salary, depending on their position as follows:

Senior Executive	Ownership Guideline Multiple
Chief Executive Officer	6x base salary
Other Senior Executives	2x base salary

All types of equity holdings, with the exception of stock options, are included in determining ownership. All of the named executive officers are in compliance, or on target to achieve compliance, with the Company's stock ownership guidelines.

The Company’s insider trading policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s common stock. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s insider trading policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars and other derivative instruments, or through the establishment of a short position in the Company’s securities.

The Company’s insider trading policy limits the pledging of Company common stock to those situations approved by the Company’s General Counsel. The Company’s General Counsel expects to approve pledging of stock on a case-by-case basis only in those situations where the individual is acquiring stock pursuant to Company compensatory programs and because of taxes and acquisition costs, the likely alternative to pledging of the stock being acquired is the sale of such stock.

The Compensation Committee does not employ any form of wealth tally; it believes that grants to executives should be made based on individual and Company performance factors and market compensation conditions at the time of grant, as described herein, and that it is in the interests of the Company’s stockholders that executives not be penalized for their past successes.

All equity awards and annual incentives (both cash and stock) to executive officers have been made under the Company’s Long-Term Incentive Plan. The Company’s Long-Term Incentive Plan contains clawback provisions that provide that the Compensation Committee may, to the extent permitted by law, require the termination, rescission or repayment of awards and incentives previously awarded under the Company’s Long-Term Incentive Plan if the granting, vesting or payment of such awards or incentives was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, the executive officer (or any other participant in the plan) benefited from a calculation that later proves to be materially inaccurate or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement and a lower granting, vesting or payment would have occurred based on such conduct. In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities during those 12 months.

40        2020 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

THE COMPENSATION COMMITTEE

Stephen D. Owens (Chair)
Jon L. Luther
Arik Ruchim

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee serves, or has served, as an officer or employee of the Company. In addition, no interlocking relationship exists between the Board or the Compensation

Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during 2019.

COMPENSATION POLICIES AND RISK MANAGEMENT PRACTICES

The Compensation Committee has reviewed the Company’s compensation policies and practices for all of the Company’s employees, including non-executive officers, and determined that the policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual incentives and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. The Company has discretion to reduce annual incentive payments (or pay no annual incentive) based on individual performance or any other factors it may determine to be appropriate in the circumstances.

    2020 Proxy Statement    41

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table summarizes the compensation paid by the Company to (i) the Company’s Chief Executive Officer, (ii) the Company’s former Chief Executive Officer, (iii) the Company’s Chief Financial

Officer and (iv) the Company’s other three most highly compensated executive officers serving as such at the end of the fiscal year ended December 31, 2019.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(4) ($)	Total ($)
Michael Spanos President and Chief Executive Officer	2019	132,692	215,000	1,999,998	2,337,500	—	165,000	4,850,190

James Reid-Anderson Former President and Chief Executive Officer	2019	1,583,942	—	4,040,566	—	—	373,546	5,998,054
	2018	1,800,000	—	1,519,957	2,473,569	1,447,209	119,937	7,360,672
	2017	1,366,154	—	9,152,421	3,162,453	868,136	125,084	14,674,248
Marshall Barber Chief Financial Officer	2019	553,000	—	208,829	265,200	—	35,097	1,062,126
	2018	538,000	—	141,972	198,500	324,416	31,530	1,234,418
	2017	525,000	—	84,035	184,317	250,245	34,844	1,078,441
Lance C. Balk General Counsel	2019	605,000	—	111,455	265,200	—	38,600	1,020,255
	2018	597,000	—	110,876	198,500	359,993	34,977	1,301,346
	2017	582,000	—	108,203	184,317	277,415	40,789	1,192,724
Brett Petit Senior Vice President, Marketing	2019	510,000	—	102,180	212,160	—	30,490	854,830
	2018	502,000	—	99,654	158,800	252,257	27,865	1,040,576
	2017	490,000	—	92,278	154,353	194,635	32,181	963,447
Catherine Aslin Senior Vice President, Human Resources	2019	347,500	—	58,481	212,160	—	20,734	638,875
	2018	340,000	—	30,301	158,800	170,851	17,731	717,683
	2017	325,000	—	462,983	185,048	103,276	11,336	1,087,643
(1)	Effective November 18, 2019, Mr. Reid-Anderson retired from the Company and Mr. Spanos became the President and Chief Executive Officer. Each of the named executive officers (other than Mr. Spanos) deferred portions of their salary, bonus and/or non-equity incentive plan compensation into the Supplemental 401(k) Plan as set forth in the 2019 Non-Qualified Deferred Compensation Table and the numbers in the columns above are prior to any such deferrals.
(2)	The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 10 to the Company’s consolidated financial statements included in the Form 10-K. Other than for Mr. Spanos, these awards were the DERs distributed to reflect the dividend equivalents that had accumulated with respect to stock options vesting during such period. For Mr. Spanos, these awards were the restricted stock units granted in connection with becoming Chief Executive Officer. In addition, he also received 10,000 performance restricted stock units, the value of which is treated as zero on the date of grant because the award was not considered to be probable of being earned. For informational purposes, the value of the award, using the closing price of the Company’s common stock on the date of grant, is $460,500. For 2017, the amounts also include $7,910,138 and $449,700 for Mr. Reid-Anderson and Ms. Aslin, respectively, related to the Project 600 award, which was not achieved and no shares were earned under the program.
(3)	The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 10 to the Company’s consolidated financial statements included in the Form 10-K. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options).

42        2020 Proxy Statement

EXECUTIVE COMPENSATION

(4)	The dollar amount represents 401(k) Plan matching contributions of 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions (subject to tax law limits), and Supplemental 401(k) Plan matching contributions as follows:
Executive	401(k) Plan Match ($)	Supplemental 401(k) Plan Match ($)	Total ($)
Michael Spanos	—	—	—
James Reid-Anderson	11,200	119,288	130,448
Marshall Barber	11,200	23,897	35,097
Lance C. Balk	11,200	27,400	38,600
Brett Petit	11,200	19,290	30,490
Catherine Aslin	11,200	9,534	20,734

The amount shown in 2019 for Mr. Reid-Anderson includes $12,000 for an automobile allowance and $15,000 for a tax planning and legal services allowance as provided for in his employment agreement. The amount for Mr. Reid-Anderson also includes $216,058 for severance. See “—Description of Retirement Agreements” for additional information. The amount shown for Mr. Spanos includes $165,000 as a relocation allowance in connection with Mr. Spanos joining the Company as Chief Executive Officer in November 2019. For additional information on contributions that the Company makes for the named executive officers under the 401(k) Plan, Supplemental 401(k) Plan and of perquisites and benefits that the Company provides to the named executive officers, see “Compensation Discussion and Analysis—Elements of Compensation—Minimal Perquisites.”

2019 Grants of Plan-Based Awards

The following table provides information on equity and non-equity awards granted in 2019, except as otherwise noted below, to each of the named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (#)	All Other Option Awards: No. of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Spanos	—	—	—	—	—	—	—	—	—	—	—
	11/18/19	—	—	—	—	—	—	10,000	—	—	460,500
	11/18/19	—	—	—	—	—	—	43,431	—	—	1,999,998
	11/18/19	—	—	—	—	—	—	—	305,000	46.05	1,677,500
	11/18/19	—	—	—	—	—	—	(2)	—	—	2,065,470
	11/18/19	—	—	—	—	—	—	—	120,000	46.05	660,000
	11/18/19	—		—	—	—	—	(2)	—	—	812,644
James Reid-Anderson	—	—	3,600,000	7,200,000	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
Marshall Barber	—	—	414,750	829,500	—	—	—	—	—	—	—
	8/30/2019	—	—	—	—	—	—	—	40,000	59.17	265,200
	8/30/2019	—	—	—	—	—	—	(2)	—	—	331,746
Lance C. Balk	—	—	453,750	907,500	—	—	—	—	—	—	—
	8/30/2019	—	—	—	—	—	—	—	40,000	59.17	265,200
	8/30/2019	—	—	—	—	—	—	(2)	—	—	331,746
Brett Petit	—	—	318,750	637,500	—	—	—	—	—	—	—
	8/30/2019	—	—	—	—	—	—	—	32,000	59.17	212,160
	8/30/2019	—	—	—	—	—	—	(2)	—	—	265,397
Catherine Aslin	—	—	217,188	434,376	—	—	—	—	—	—	—
	8/30/2019	—	—	—	—	—	—	—	32,000	59.17	212,160
	8/30/2019	—	—	—	—	—	—	(2)	—	—	265,397
(1)	No annual incentives were earned by any named executive officers for 2019. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives” for details regarding the annual incentive.

    2020 Proxy Statement    43

EXECUTIVE COMPENSATION

(2)	On the grant dates of stock option awards, DERs were also granted to each named executive officer with respect to the same number of shares as the number of shares underlying the stock option award granted. The number of shares of common stock that vest pursuant to the DERs is based on the conversion of cash DERs accumulated from the grant date through the date that the stock option vests. The grant date fair value amount for the DERs is based on the dividend as of such date; however, the Company reduced the dividend in February 2020.

2019 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the total outstanding equity awards as of December 31, 2019 for each of the named executive officers:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Michael Spanos	11/18/19	—	—	—	—	—	—	—	10,000(3)		459,400
	11/18/19	—	—	—	—	—	43,431(4)	1,959,172	—		—
	11/18/19	—	305,000	—	46.05	11/18/29	—	—	—		—
	11/18/19	—	—	—	—	—	(5)	253,150	—		—
	11/18/19	—	120,000	—	46.05	11/18/29	—	—	—		—
	11/18/19	—	—	—	—	—	(5)	99,600	—		—
James Reid-Anderson	2/19/2016	62,500	—	—	51.38	11/18/2021	—	—	—		—
	7/18/2017	250,000	—	—	57.01	11/18/2021	—	—	—		—
	2/21/2018	225,000	—	—	66.74	11/18/2021	—	—	—		—
Marshall Barber	—	—	—	—	—	—	—	—	37,500	(6)	2,055,750
	8/24/2013	2,250	—	—	34.49	8/24/2023	—	—	—		—
	8/24/2014	5,000	—	—	37.54	8/24/2024	—	—	—		—
	8/24/2015	8,000	—	—	42.34	8/24/2025	—	—	—		—
	2/19/2016	56,250	18,750	—	51.38	2/19/2026	—	—	—		—
	2/19/2016	—	—	—	—	—	(5)	203,813	—		—
	8/24/2016	11,250	3,750	—	50.39	8/24/2026	—	—	—		—
	8/24/2016	—	—	—	—	—	(5)	38,588	—		—
	2/8/2017	2,500	2,500	—	60.80	2/8/2027	—	—	—		—
	2/8/2017	—	—	—	—	—	(5)	22,675	—		—
	8/30/2017	12,500	12,500	—	53.12	8/30/2027	—	—	—		—
	8/30/2017	—	—	—	—	—	(5)	97,375	—		—
	8/30/2018	6,250	18,750	—	65.27	8/30/2028	—	—	—		—
	8/30/2018	—	—	—	—	—	(5)	91,688	—		—
	8/30/2019	—	40,000	—	59.17	8/30/2029	—	—	—		—
	8/30/2019	—	—	—	—	—	(5)	66,000	—		—

44        2020 Proxy Statement

EXECUTIVE COMPENSATION

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Lance C. Balk	—	—	—	—	—	—	—	—	17,500	(6)	959,350
	8/24/2012	13,500	—	—	27.76	8/24/2022	—	—	—		—
	8/24/2013	27,000	—	—	34.49	8/24/2023	—	—	—		—
	8/24/2014	30,000	—	—	37.54	8/24/2024	—	—	—		—
	8/24/2015	20,000	—	—	42.34	8/24/2025	—	—	—		—
	8/24/2016	11,250	3,750	—	50.39	8/24/2026	—	—	—		—
	8/24/2016	—	—	—	—	—	(5)	38,588	—		—
	2/8/2017	2,500	2,500	—	60.80	2/8/2027	—	—	—		—
	2/8/2017	—	—	—	—	—	(5)	22,675	—		—
	8/30/2017	12,500	12,500	—	53.12	8/30/2027	—	—	—		—
	8/30/2017	—	—	—	—	—	(5)	97,375	—		—
	8/30/2018	6,250	18,750	—	65.27	8/30/2028	—	—	—		—
	8/30/2018	—	—	—	—	—	(5)	91,688	—		—
	8/30/2019	—	40,000	—	59.17	8/30/2029	—	—	—		—
	8/30/2019	—	—	—	—	—	(5)	66,000	—		—
Brett Petit	—	—	—	—	—	—	—	—	16,000	(6)	877,120
	8/24/2015	5,000	—	—	42.34	8/24/2025	—	—	—		—
	8/24/2016	11,250	3,750	—	50.39	8/24/2026	—	—	—		—
	8/24/2016	—	—	—	—	—	(5)	38,588	—		—
	2/8/2017	2,500	2,500	—	60.80	2/8/2027	—	—	—		—
	2/8/2017	—	—	—	—	—	(5)	22,675	—		—
	8/30/2017	10,000	10,000	—	53.12	8/30/2027	—	—	—		—
	8/30/2017	—	—	—	—	—	(5)	77,900	—		—
	8/30/2018	5,000	15,000	—	65.27	8/30/2028	—	—	—		—
	8/30/2018	—	—	—	—	—	(5)	73,350	—		—
	8/30/2019	—	32,000	—	59.17	8/30/2029	—	—	—		—
	8/30/2019	—	—	—	—	—	(5)	52,800	—		—
Catherine Aslin	—	—	—	—	—	—	—	—	14,000	(6)	760,280
	8/24/2014	3,500	—	—	37.54	8/24/2024	—	—	—		—
	8/24/2015	3,000	—	—	42.34	8/24/2025	—	—	—		—
	8/24/2016	1,687	563	—	50.39	8/24/2026	—	—	—		—
	8/24/2016	—	—	—	—	—	(5)	5,793	—		—
	1/3/2017	3,375	3,375	—	60.06	1/3/2027	—	—
	1/3/2017	—	—	—	—	—	(5)	30,611	—		—
	2/8/2017	1,500	1,500	—	60.80	2/8/2027	—	—	—		—
	2/8/2017	—	—	—	—	—	(5)	13,605	—		—
	8/30/2017	10,000	10,000	—	53.12	8/30/2027	—	—	—		—
	8/30/2017	—	—	—	—	—	(5)	77,900	—		—
	8/30/2018	5,000	15,000	—	65.27	8/30/2028	—	—	—		—
	8/30/2018	—	—	—	—	—	(5)	73,350	—		—
	8/30/2019	—	32,000	—	59.17	8/30/2029	—	—	—		—
	8/30/2019	—	—	—	—	—	(5)	52,800	—		—
(1)	The stock options awarded to the named executive officers vest 25% on each anniversary of the grant date with acceleration upon certain events as discussed in “—Potential Payments Upon Termination.” As described in “Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights,” in connection with

    2020 Proxy Statement    45

EXECUTIVE COMPENSATION

the dividend increase in 2012, the Board began granting DERs to holders of unvested stock options. On a quarterly basis as stockholders are paid cash dividends, the DERs accrue dividends which will be distributed to the named executive officers in shares upon the vesting of their stock option award.

(2)	The value set forth for DERs is based on the amount of cash dividend equivalents accumulated from the grant date through December 31, 2019.
(3)	Performance restricted stock units vest only upon achievement by the Company of $750 million of Modified EBITDA in 2021.
(4)	One-third of the restricted stock units vest on each of the first three anniversaries of the grant date.
(5)	On the grant date of the stock option awards, accompanying DERs were also granted to each named executive officer. The number of shares of common stock that vest pursuant to the DERs is based on the conversion of cash dividend equivalents accumulated from the grant date through the date that the stock option vests.
(6)	Amount represents the target number of shares that may be issued under Project 750 if the Company achieves the Project 750 Target Modified EBITDA in calendar year 2020. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity” and “Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights” for a discussion of Project 750 and related DERs.

2019 Option Exercises and Stock Vested

The following table provides information regarding options exercised and stock vested for the named executive officers during 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Michael Spanos	—	—	—	—
James Reid-Anderson	112,500	734,125	85,964	4,285,717
Marshall Barber	—	—	4,875	277,355
Lance C. Balk	—	—	2,604	152,604
Brett Petit	27,750	674,528	2,405	140,829
Catherine Aslin	—	—	1,257	73,799
(1)	The amount was calculated based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.
(2)	The amount represents the DERs distributed to reflect the dividend equivalents that had accumulated with respect to stock options vesting during 2019 as described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity.”
(3)	The amount was calculated based on the fair market value of the Company’s common stock on the vesting date (or the previous trading day if the vesting date was not a trading day). The fair market value is determined based on the closing price of the Company’s common stock on the applicable date and accumulated dividends/DERs.

Fiscal 2019 Non-Qualified Deferred Compensation

The Company maintains a Supplemental 401(k) Plan that covers selected employees including the named executive officers. The Supplemental 401(k) Plan provides participants the opportunity to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the Company’s 401(k) Plan. In addition, the Supplemental 401(k) Plan provides participants who have made the maximum contribution under the Company’s 401(k) Plan to be credited with matching contributions under the Supplemental 401(k) Plan to the extent allocations under the Company’s 401(k) Plan were limited and to the extent of contributions to the Supplemental 401(k) Plan subject to an overall matching contribution limit. Aggregate matching contributions for a participant under the Supplemental 401(k) Plan and the Company’s 401(k) Plan is limited to 4% of the participant’s base salary and annual incentive compensation. Amounts credited to a named executive officer under the Supplemental 401(k) Plan, adjusted for earnings or losses, will generally be distributed on the last business day of the sixth month following the month in which the participant has a separation of service (for purposes of the Internal Revenue Code) from the Company.

46        2020 Proxy Statement

EXECUTIVE COMPENSATION

The following table sets forth information concerning the named executive officers’ participation in the Supplemental 401(k) Plan during fiscal 2019:

	Non-Qualified Deferred Compensation
Name	Executive Contributions In Fiscal 2019(1) ($)	Registrant Contributions in Fiscal 2019(1) ($)	Aggregate Earnings (Loss) In Fiscal 2019 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance At Fiscal 2019(2) ($)
Michael Spanos	—	—	—	—	—
James Reid-Anderson	69,288	119,288	368,672	—	2,385,897
Marshall Barber	11,048	23,897	42,667	—	274,202
Lance C. Balk	36,281	27,400	154,553	—	923,113
Brett Petit	20,388	19,290	108,970	—	636,702
Catherine Aslin	10,416	9,534	4,367	—	41,772
(1)	All amounts reported as executive contributions are executive elective deferrals included in the 2019 Summary Compensation Table, as salary or non-equity incentive compensation for 2019. All amounts reported as registrant contributions are Company matching contributions included in the 2019 Summary Compensation Table as all other compensation for 2019.
(2)	The aggregate balance includes $1,735,498, $192,908, $660,438, $460,402, and $38,198 for Messrs. Reid-Anderson, Barber, Balk and Petit, and Ms. Aslin, respectively, which was reported in the Summary Compensation Table for 2012 through 2019.

Description of Employment Agreements

In connection with the Company’s succession planning process, in March 2019, the Company announced Mr. Reid-Anderson’s intent to retire as Chairman, President and Chief Executive Officer and that the Company had commenced a search process, including retaining an outside search firm, to locate a successor for Mr. Reid-Anderson.

The extensive search process resulted in Mr. Spanos’ appointment as President and Chief Executive Officer effective November 18, 2019. The Company entered into an employment agreement with Mr. Spanos (the “Spanos Employment Agreement”) that provides for, among other things, a base salary of at least $1,150,000 per year and an annual bonus with a target of 150% of his base salary. In lieu of any bonus for the 2019 calendar year, Mr. Spanos received a signing bonus of $215,000. His employment agreement was amended in February 2020 to provide for an annual bonus commencing in 2021 rather than 2020. Mr. Spanos is entitled to participate in or receive benefits under the employee benefit programs of the Company, including the Company’s life, health and disability programs, as well as receive reimbursement of certain expenses incurred during his employment. Mr. Spanos received a relocation allowance of $165,000. The Spanos Employment Agreement also contains provisions for separation payments and benefits upon certain types of termination of employment as well as contains customary non-competition, indemnification, confidentiality and proprietary information provisions.

The Company enters into employment agreements with its named executive officers providing for base salary, annual incentive target opportunities and compensation upon certain terminations of employment as described above and in ”—Potential Payments Upon Termination.“ The Company previously entered into employment agreements with Messrs. Balk, Petit and Barber and Ms. Aslin. See “Compensation Discussion and Analysis—Elements of Compensation” for additional information on the compensation of the named executive officers. The employment agreements also contain provisions for separation payments and benefits upon certain types of termination of employment as well as customary non-competition, indemnification, confidentiality and proprietary information provisions. For a description of separation payments and benefits provided by these employment agreements, see “Potential Payments Upon Termination” and “—Description of Retirement Agreements.”

    2020 Proxy Statement    47

EXECUTIVE COMPENSATION

Potential Payments Upon Termination

Potential Payments Upon Termination of Named Executive Officers

All of the named executive officers employed at the end of 2019 had provisions in their employment agreements in effect at the end of 2019 providing for separation payments and benefits upon certain types of termination of employment. Upon a current named executive officer’s termination of employment, including for cause, such executive is generally entitled to unpaid earned salary, unpaid earned annual incentive and unpaid benefits.

Payments Upon Death or Disability

In the event of termination of a named executive officer’s employment due to death or disability the executive would be entitled to receive the benefits outlined below:

Benefit	All NEOs
Lump sum payment (disability only)	1x base salary 1x target annual incentive
Annual incentive (prorated)	Yes
Time-vested equity awards vest(1) (excludes “Project” and performance-based awards)	Yes
(1)	Outstanding options remain exercisable for the shorter of their respective originally scheduled terms or one year following the date of termination. Restricted stock units fully vest.

48        2020 Proxy Statement

EXECUTIVE COMPENSATION

Termination Without Cause or For Good Reason

If a named executive officer’s employment is terminated without cause or an executive resigns with good reason, in addition to any other rights or benefits to which the executive is entitled in the ordinary course, such as accrued payments and benefits, the executive would be entitled to receive the benefits outlined below:

Benefit	All NEOs
Lump sum payment(1)	1x base salary 1x annual target incentive
Annual incentive (prorated)	Yes
Continued healthcare coverage(2)	12 or 18 months
Time-vested equity vests(3)	Yes for awards scheduled to vest within 12 months following termination
Continued participation in Project 750, if applicable	Yes
Executive outplacement services	Yes
(1)	If the employment of any of the current named executive officers is terminated without cause or such executive resigns with good reason before, on or within two years after or in anticipation of a change in control (as such term is defined in their respective employment agreements), such executive will instead be entitled to receive a lump sum payment in an amount equal to 2x base salary and 2x annual target incentive, and all time-vested equity will fully vest.
(2)	Messrs. Barber and Spanos, and Ms. Aslin, may instead receive a lump sum payment at the Company’s discretion. Mr. Spanos and Ms. Aslin are entitled to continued healthcare coverage for 12 months and Messrs. Balk, Barber, and Petit are entitled to continued healthcare coverage for 18 months.
(3)	Vested options remain exercisable for the shorter of their respective originally scheduled terms or one year following the date of termination. Mr. Spanos’ restricted stock units granted in connection with his commencement of employment fully vest. Subject to the Compensation Committee’s discretion to accelerate vesting, all unvested performance-based restricted stock units are immediately forfeited upon termination of employment for any reason.

The following terms are generally defined in the employment agreements for the named executive officers employed at the end of 2019 as follows:

Term	Definition
Cause	■	continued failure (except where due to physical or mental incapacity) to endeavor in good faith to substantially perform executive’s duties;
	■	material malfeasance or gross neglect in the performance of executive’s duties;
	■	conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;
	■	commission of fraud or embezzlement against the Company constituting a crime;
■
material breach of any material provision of executive’s employment agreement (as determined in good faith by the Board) that is not remedied within fifteen days after (i) written notice from the Company specifying such breach and (ii) the opportunity to appear before the Board;

	■	material violation of a material Company policy that causes demonstrable damage to the Company, which damage is not insignificant;
■
continued failure to cooperate in any audit or investigation involving the Company or its or their financial statements or business practices that is not remedied within fifteen days of written notice from the Company specifying such failure; or

	■	actual gross misconduct that the Board determines in good faith adversely and materially affects the business or reputation of the Company.

    2020 Proxy Statement    49

EXECUTIVE COMPENSATION

Term	Definition
Good Reason (without the executive’s express written consent)	■	material diminution in employment duties, responsibilities or authority, or the assignment to executive of duties that are materially inconsistent with his or her position;
	■	reduction in base salary or target annual incentive; or
	■	material breach by the Company of the compensation or indemnification provisions of the executive’s employment agreement.
■
with respect to Mr. Spanos only:
o   removal as Chief Executive Officer or an adverse change in reporting obligations, and
o   failure of the Company to nominate him for election as a member of the Board or the failure of the Company’s stockholders to elect him to the Board once nominated.

An executive’s employment may terminate for “good reason” only if (i) within 90 days of the date executive has actual knowledge of the occurrence of an event of “good reason,” he provides written notice to the Company specifying such event, (ii) the Company does not cure such event within 10 business days of such notice if the event is nonpayment of an amount due to executive, or within 60 days of such notice for other events and (iii) executive terminates executive’s employment within 30 business days of the end of such cure period.

Potential Payments Upon Termination of Employment or Change in Control

The table below illustrates payments that would be made to a named executive officer employed at the end of 2019 if his or her employment terminated due to a termination for death or disability, without cause or for good reason on December 31, 2019. The amounts shown and discussed in this section assume there is no earned but unpaid base salary, annual incentive or expenses at the time of termination. This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

50        2020 Proxy Statement

EXECUTIVE COMPENSATION

Executive	Cash Severance Payments ($)	Vesting of Equity(1) ($)	Benefit Payments / Outplacement Services ($)	Total ($)
Michael Spanos
Death	—	2,347,970	—	2,347,970
Disability	2,875,000	2,347,970	—	5,222,970
Without Cause or for Good Reason — No Change in Control	2,875,000	2,083,408	33,640	4,992,047
Without Cause or for Good Reason — Change in Control	5,750,000	2,807,370	33,640	8,591,010
Marshall Barber
Death	—	520,138	—	520,138
Disability	967,750	520,138	—	1,487,888
Without Cause or for Good Reason —No Change in Control	967,750	349,488	47,512	1,364,750
Without Cause or for Good Reason —Change in Control	1,935,500	2,575,888	47,512	4,558,900
Lance C. Balk
Death	—	316,325	—	316,325
Disability	1,058,750	316,325	—	1,375,075
Without Cause or for Good Reason —No Change in Control	1,058,750	145,675	44,579	1,249,004
Without Cause or for Good Reason —Change in Control	2,117,500	1,275,675	44,579	3,437,754
Brett Petit
Death	—	265,313	—	265,313
Disability	828,750	265,313	—	1,094,063
Without Cause or for Good Reason —No Change in Control	828,750	126,525	48,487	1,003,762
Without Cause or for Good Reason —Change in Control	1,657,500	1,142,433	48,487	2,848,420
Catherine Aslin
Death	—	254,060	—	254,060
Disability	564,688	254,060	—	818,748
Without Cause or for Good Reason —No Change in Control	564,688	104,497	37,325	706,510
Without Cause or for Good Reason —Change in Control	1,129,374	1,014,340	37,325	2,181,040

(1)	The value of the unvested portions of stock options that would vest is calculated by (a) multiplying the amount by which $45.11 (the closing price of the Company’s common stock on December 31, 2019) exceeds the exercise price of the stock option by the number of shares subject to the accelerated portion of the stock option and (b) adding the value of corresponding DERs as of December 31, 2019.

Included in this column are Project 750 awards, which would vest upon a change in control (with or without termination of employment) assuming target performance calculated by (a) multiplying $45.11 (the closing price of the Company’s common stock on December 31, 2019) by the target number of shares under the Project 750 award and (b) adding the value of corresponding DERs as of December 31, 2019. The value of the Project 750 award in such instance would be $2,055,750 for Mr. Barber, $959,350 for Mr. Balk, $877,120 for Mr. Petit and $760,280 for Ms. Aslin.

Description of Retirement Agreements

In March 2019, the Company and Mr. Reid-Anderson entered into a retirement agreement that became effective upon Mr. Spanos being appointed as Chief Executive Officer effective November 18, 2019. Under the retirement agreement, since the Company identified a new Chief Executive Officer before February 28, 2020, Mr. Reid-Anderson continued to receive his salary through February 28, 2020 (equaling $542,596 from November 18, 2019 through February 28, 2020). Since the Company did not meet the minimum requirement under the annual incentive plan, Mr. Reid-Anderson did not receive an annual incentive for 2019. The retirement agreement also provides for vesting of outstanding stock options that would have vested if Mr. Reid-Anderson had remained employed through February 28, 2021 (specifically 125,000, 62,500 and 150,000 options with exercise prices of $57.01, $51.38 and $66.74, respectively), and provides for benefit continuation. See “—2019 Outstanding Equity Awards at Fiscal Year-End” for additional information on Mr. Reid-Anderson’s outstanding awards following his retirement. The retirement agreement also provided

    2020 Proxy Statement    51

EXECUTIVE COMPENSATION

for forfeiture of any right to earn shares under the Project 750 program. The retirement agreement continues the non-competition, indemnification, confidentiality and proprietary information provisions in Mr. Reid-Anderson’s current employment agreement.

In November 2019, Mr. Balk informed the Company of his intention to retire as General Counsel of the Company and, on November 15, 2019, Mr. Balk and the Company entered into a Transition and Retirement Agreement (the “Balk Transition Agreement”) to facilitate a smooth transition. Pursuant to the Balk Transition Agreement, Mr. Balk and the Company agreed that Mr. Balk would cease to be General Counsel on March 2, 2020 (the “Transition Date”). Pursuant to the Balk Transition Agreement, on the Transition Date, Mr. Balk’s employment agreement with the Company terminated and Mr. Balk will continue employment as Of Counsel Advisor through March 2, 2022. The Balk Transition Agreement provides that, as Of Counsel Advisor, Mr. Balk is entitled to, among other things, a base salary at a rate of $10,000 per month from the Transition Date to the first anniversary of the Transition Date and a rate of $5,000 per month from the first anniversary of the Transition Date through the second anniversary of the Transition Date. Mr. Balk is eligible for annual incentives and will continue to participate in or receive benefits under the employee benefit programs of the Company, including the Company’s life, health and disability programs, as well as to receive reimbursement of certain expenses incurred during his employment, as provided in the Balk Transition Agreement. The Balk Transition Agreement also contains provisions for separation payments and benefits upon certain types of termination of employment as well as customary non-competition, indemnification, confidentiality and proprietary information provisions.

In February 2020, Mr. Barber informed the Company of his intention to retire as Chief Financial Officer of the Company and, on February 20, 2020, Mr. Barber and the Company entered into a Transition and Retirement Agreement (the “Barber Transition Agreement”) to facilitate a smooth transition. Pursuant to the Barber Transition Agreement, Mr. Barber and the Company agreed that Mr. Barber would cease to be Chief Financial Officer on February 24, 2020 (the “Barber Transition Date”). Pursuant to the Barber Transition Agreement, on the Barber Transition Date, Mr. Barber’s employment agreement with the Company terminated and Mr. Barber will continue employment as an Advisor through August 31, 2020. The Barber Transition Agreement provides that, as an Advisor, Mr. Barber is entitled to, among other things, a base salary at a rate of $10,913.46 per week through August 31, 2020. Mr. Barber will continue to participate in or receive benefits under the employee benefit programs of the Company, including the Company’s life, health and disability programs, as well as to receive reimbursement of certain expenses incurred during his employment, as provided in the Transition Agreement. The Barber Transition Agreement also contains provisions for separation payments upon certain types of termination of employment as well as customary non-competition, indemnification, confidentiality and proprietary information provisions.

CEO Pay Ratio

The Company is required to determine and disclose the pay ratio of the Chief Executive Officer to that of the Company’s median employee. For 2019, the Chief Executive Officer to median employee ratio was 556 to 1 (fulltime and seasonal employees) and 87 to 1 (fulltime employees only).

The median employee of all employees was a seasonal employee with total compensation calculated in the same manner as total compensation in the Summary Compensation Table of $10,544. The median employee of all fulltime employees had total compensation of $67,614. The 2019 total compensation for the CEO calculated in the same manner as total compensation in the Summary Compensation Table but with base salary annualized as though he had been employed for the entire year was $5,867,497.

The Company used the same median employee for all fulltime employees for 2019 that it identified for 2017 and used for both 2017 and 2018 in calculating the CEO pay ratio since there have not been changes in the employee population or employee compensation arrangements that the Company reasonably believes would result in a significant change in the pay ratio disclosure.

The Company’s operations rely heavily on seasonal, entry-level employees, some of whom work only one or two months per year. Consequently, the Company considers a comparison of the CEO’s annual compensation to the median of all fulltime

52        2020 Proxy Statement

employees to be more meaningful. At the time this calculation was made, seasonal employees accounted for 83% of the Company’s workforce.

Due to the resignation of the seasonal employee used in 2017 and 2018, a new median employee was identified (from all fulltime and seasonal employees). To identify the median of all employees the Company used the gross annual earnings reported to taxing authorities (for example, in the U.S., information reported on W-2s), and ranked employees from highest to lowest for all employees as of November 20, 2019. In calculating these amounts for non-U.S. employees, the Company converted Canadian dollars and Mexican pesos to U.S. dollars utilizing price level ratios of the purchasing power parity conversion factors published by the World Bank. Without the purchasing power adjustments, the median employee of all employees was a seasonal employee with total compensation of $9,448 and the CEO to median employee ratio was 621 to 1 (fulltime and seasonal employees).

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the Company’s internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures Regarding Transactions with Related Persons

The Nominating and Corporate Governance Committee has adopted a written policy relating to its review and approval of transactions with related persons in which the amount involved exceeds $120,000. A “related person” includes any director or executive officer of the Company, any person who is the beneficial owner of more than 5% of the Company’s common stock, an immediate family member of any of the foregoing persons and any firm, corporation or other entity controlled by any of the foregoing persons. The Nominating and Corporate Governance Committee reviews and approves all related person transactions in which the amount involved exceeds $120,000. At times, it may be advisable to initiate a transaction before the Nominating and Corporate Governance Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, the Nominating and Corporate Governance Committee must ratify the related person transaction at its next regularly scheduled meeting or the transaction must be rescinded. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Nominating and Corporate Governance Committee. In approving any related person transaction, the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party.

Transactions with Related Persons

During fiscal 2019, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

    2020 Proxy Statement    53

PROPOSAL 2:
ADVISORY VOTE TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2020. During 2019, KPMG LLP served as the Company’s independent registered public accounting firm and also provided certain tax and audit-related services.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG LLP or another firm without re-submitting the matter to the Company’s stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to make a statement if they desire to do so and to respond to questions from stockholders.

Required Vote

The affirmative vote of holders of a majority of the shares of common stock entitled to vote in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2020 in this Proposal 2.

FOR ✔	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

54        2020 Proxy Statement

AUDIT, AUDIT-RELATED AND TAX FEES

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements and the annual financial statements of the related entities for the years ended December 31, 2019 and 2018, as well as fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for those years. The amount shown for Audit Fees for 2019 and 2018 includes the audit of the effectiveness of the Company’s internal controls over financial reporting.

	2019	2018
Audit Fees(1)	$1,652,000	$1,657,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	$57,000	$32,000
(1)	In 2019 and 2018, foreign statutory audit fees were converted into US dollars using exchange rates as of December 31, 2019 and December 31, 2018, respectively.
(2)	There were no audit-related fees incurred in 2019 and 2018.
(3)	Tax fees for 2019 and 2018 consisted of fees for foreign tax compliance and consulting services and U.S. tax consulting services. Additionally, no such tax services were provided to any of the Company’s officers or other employees. In 2019 and 2018, foreign tax compliance and consulting services fees were converted into US dollars using exchange rates as of December 31, 2019 and December 31, 2018, respectively.

All audit and tax services provided by KPMG LLP were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s policy provides for pre-approval of audit, audit-related, tax and internal control-related services provided by the independent registered public accounting firm on an annual basis and, in addition, any individual engagements must be separately approved.

    2020 Proxy Statement    55

PROPOSAL 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is asking its stockholders for their annual non-binding advisory vote to approve the compensation of the named executive officers (known more commonly as the “Say on Pay” proposal).

Disclosure of the named executive officers’ compensation is set out within the “Compensation Discussion and Analysis” section of this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC.

The Board recommends approval of the “Say on Pay” proposal.

As described in detail under the “Compensation Discussion and Analysis” section, the Company’s executive compensation program:

■	Is critical for the Company to attract top executive talent in this highly competitive market and provides incentives to excel within the Company’s broad and highly complex business enterprise.
■	Is based on policies and practices that strongly link pay to performance — with the majority of compensation at-risk and linked to the Company’s success — without encouraging undue risk. No annual incentives were awarded to any employee in 2019 (other than sales commissions) because the Company underperformed against its performance objectives.
■	Has robust stock ownership guidelines that tie the executive officers’ interests to stockholders’ interests over the long term.

The Company is committed to engaging with its stockholders and increasing transparency on compensation. As a result of the feedback received, enhanced compensation disclosures have been made in 2019, and significant changes to the annual and long-term incentive programs will be made in 2020 (details can be found in “ Compensation Discussion and Analysis—Future Changes to Compensation Structure”). The Company strongly believes that these changes support greater alignment with the long-term interests of stockholders.

At the 2020 Annual Meeting, the Company is asking stockholders to vote “FOR” the advisory resolution on the compensation of the named executive officers.

As an advisory vote, this proposal is not binding on the Company. The Compensation Committee values the opinions expressed by the Company’s stockholders and will consider the results of the vote in making future compensation decisions for the current named executive officers.

FOR ✔
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2019, AS DISCLOSED PURSUANT TO THE SEC RULES, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND NARRATIVE DISCUSSION INCLUDED IN THIS PROXY STATEMENT.

56        2020 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 11, 2020 (except as otherwise noted below), by (a) the Company’s directors, (b) each of the named executive officers listed in the 2019 Summary Compensation Table, (c) all of the Company’s directors and executive officers (including those who are not “named executive officers”) as a group, and (d) each person who, to the best of the Company’s knowledge, beneficially owned on that date more than 5% of the outstanding common stock. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.

Name	Number of Shares Beneficially Owned	Percentage of Class(1)
Michael Spanos(2)	27,025	*
James Reid-Anderson(3)	4,233,151	4.97%
Marshall Barber	214,568	*
Lance C. Balk(4)	236,028	*
Brett Petit	193,665	*
Catherine Aslin	43,018	*
B. Ben Baladanza	2,438	*
Selim Bassoul	19,660
Kurt M. Cellar(5)	83,086	*
Nancy A. Krejsa	187,501	*
Jon L. Luther(6)	63,417	*
Stephen D. Owens(7)	29,649	*
Richard W. Roedel(6)	72,742	*
Arik Ruchim	(8)(10)	(8)(10)
Capital Research Global Investors(9)	7,946,163	9.39%
H Partners, LP(10)	7,800,000	9.21%
The Vanguard Group(11)	7,510,318	8.87%
BlackRock, Inc.(12)	7,006,500	8.28%
Janus Henderson Group plc(13)	1,746,221	2.06%
All current directors and executive officers as a group (14 persons)(14)	824,732	*
*	Less than one percent.
(1)	Applicable ownership percentage is based on 84,666,505 shares of common stock outstanding as of March 11, 2020. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options that are exercisable, or vesting of restricted stock units, within 60 days.
(2)	Does not include 43,431 restricted stock units.
(3)	Includes 75,000 shares that are within a grantor retained annuity trust of which Mr. Reid-Anderson is trustee and 171,799 shares that are held in a trust by Mr. Reid-Anderson's spouse.
(4)	Includes 40,074 shares that are held in a trust by Mr. Balk’s spouse. Represents holdings as of March 2, 2020.
(5)	Includes 3,000 shares held in Mr. Cellar’s IRA, 2,000 shares held in UTMA custodial accounts for Mr. Cellar’s sons, and 5,000 shares held in a trust.

    2020 Proxy Statement    57

(6)	The amounts for Messrs. Luther and Roedel also include 10,205 and 11,504, respectively, deferred stock units pursuant to the director cash retainer deferral program. Also, the amount for Mr. Roedel includes 22,054 shares held in his defined benefit pension plan, 27,903 shares held by his spouse and 5,036 held by his profit sharing plan.
(7)	The amount for Mr. Owens includes 7,343 shares held by a limited liability company owned by Mr. Owens and another person pursuant to agreement.
(8)	Mr. Ruchim is a senior partner of H Partners Management, LLC, which is the investment manager of H Partners Capital, LLC, the general partner of H Partners, LP. Accordingly, Mr. Ruchim may be deemed to have voting and dispositive power with respect to the shares of common stock held by the managed funds. Information is based on the Form 4, filed with the SEC by Mr. Ruchim on March 5, 2020, which reported 7,800,000 shares beneficially owned, and the information described in footnote (10).
(9)	Based on Amendment No. 1 to Schedule 13G filed on February 14, 2020, all shares are beneficially owned by Capital Research Global Investors, a division of Capital Research and Management Company. Capital Research Global Investors holds more than five percent of the outstanding common stock of the Company as of December 31, 2019 on behalf of its client, Capital Income Builder. The address for the reporting person is 333 South Hope Street, Los Angeles, California 90071.
(10)	Based on Amendment No. 14 to Schedule 13D filed on February 26, 2020, all shares may be deemed to be beneficially owned by H Partners Management, LLC, H Partners Capital, LLC, H Partners, LP, and Rehan Jaffer. H Partners, LP has sole voting and investment power with respect to 7,000,000 shares. H Partners Capital, LLC, as the general partner of H Partners, LP, may be deemed to beneficially own 4,912,566 shares and may be deemed to have sole voting and investment power over such shares. H Partners Management, LLC, as the investment manager of H Partners Capital, LLC, H Offshore Fund, Ltd. and H Partners Phoenix Capital, LLC, may have been deemed to beneficially own 7,000,000 shares and may be deemed to have sole voting and investment power over such shares. Mr. Jaffer, as the managing member of H Partners Management, LLC, H Partners Capital, LLC and H Partners Phoenix Capital, LLC, may be deemed to have sole voting and investment power over 7,000,000 shares. The address for the reporting persons is 888 Seventh Avenue, 29th Floor, New York, New York 10019. Number of shares beneficially owned is based on the Form 4, filed with the SEC by Mr. Ruchim on March 5, 2020.
(11)	Based on Amendment No. 4 to Schedule 13G filed on February 12, 2020, all shares are beneficially owned by The Vanguard Group. The Vanguard Group reported having sole voting power over 41,563 shares, shared voting power over 11,071 shares, sole dispositive power over 7,468,227 shares, and shared dispositive power over 42,091 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“TVGI”), is the beneficial owner of 31,020 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVGI, is the beneficial owner of 21,614 shares as a result of its serving as investment manager of Australian investment offerings. The address for the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(12)	Based on Amendment No. 2 to Schedule 13G filed on February 6, 2020, all shares are beneficially owned by BlackRock, Inc. and on behalf of itself and several subsidiaries. BlackRock, Inc. reported having sole voting power over 6,666,065 shares and sole dispositive power over 7,006,500 shares. The address for the reporting person is 55 East 52nd Street, New York, New York 10055.
(13)	Based on Amendment No. 1 to Schedule 13G filed on February 14, 2020, all shares may be deemed to be beneficially owned by Janus Henderson Group plc (“Janus Henderson”). Janus Henderson has an indirect 97% ownership stake in Intech Investment Management LLC, a registered investment adviser, and a 100% ownership stake in Janus Capital Management LLC, Perkins Investment Management LLC, Geneva Capital Management LLC, Henderson Global Investors Limited, and Janus Henderson Investors Australia Institutional Funds Management Limited, each a registered investment advisor. As a result of their respective roles as investment advisers or sub-advisers to various managed portfolios, Janus Capital Management LLC and Intech Investment Management LLC, each may be deemed to be the beneficial owner of 1,762,197 shares and 2,024 shares, respectively, held by such managed portfolios. The address for the reporting person is 201 Bishopsgate EC2M 3AE, United Kingdom.
(14)	Includes all current members of the Board and all current executive officers of the Company.

58        2020 Proxy Statement

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Internet Availability of Proxy Materials

Pursuant to SEC rules, the Company is furnishing proxy materials to its stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. On or about March 19, 2020, the Company began mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of the close of business on March 11, 2020, other than to those stockholders who previously requested to receive electronic or paper delivery of communications. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of the proxy materials including this Proxy Statement and the Annual Report for the year ended December 31, 2019.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive the proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Quorum

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares of common stock entitled to vote. The shares may be present in person or represented by proxy at the meeting. Abstention votes and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum exists for the Annual Meeting.

Required Vote

Proposal	Voting Requirement	Tabulation Treatment
		Votes Withheld/Abstentions	Broker Non-Votes
Election of Directors	Plurality of votes cast to elect each director; the seven nominees with the highest number of affirmative FOR votes will be elected	Not counted for purposes of calculating approval percentage	Brokers do not have discretionary authority; not counted for purposes of calculating approval percentage
Advisory Vote to Ratify Appointment of KPMG LLP	Majority of shares present at Annual Meeting; not binding on Company	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers have discretionary authority; not applicable
Advisory Vote on Executive Compensation	Majority of shares present at Annual Meeting; not binding on Company	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers do not have discretionary authority; not counted for purposes of calculating approval percentage

With respect to Proposal 1 (election of directors), stockholders may vote FOR all or some of the nominees or stockholders may vote WITHHOLD with respect to one or more of the nominees. For the other items of business, stockholders may vote FOR, AGAINST or ABSTAIN.

All properly executed proxies delivered pursuant to this solicitation and not revoked in a timely manner will be voted in accordance with the directions given and, for any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.

    2020 Proxy Statement    59

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. However, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors, absent instructions from the beneficial holders of such shares.

In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided to you by your broker, bank or other nominee.

Revocation of Proxies

Your proxy may be revoked at any time prior to the Annual Meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting in person, you will be given the opportunity to revoke your proxy and vote in person. If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. Eastern Time on May 5, 2020 to be counted.

Record Date

Only stockholders of record as of the close of business on March 11, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. As of March 11, 2020, the Company had issued and outstanding 84,666,505 shares of common stock, the

Company’s only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in its name on March 11, 2020.

Proxy Voting Methods

If at the close of business on March 11, 2020, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy on the Internet, by telephone or by mail. You may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. You may revoke your proxies at the times and in the manners described above. Whether or not you attend the Annual Meeting, your vote is important.

Your Internet or telephone vote is valid under Delaware law, and authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

■	Go to www.proxyvote.com and follow the online instructions. Your vote must be received by 11:59 p.m. Eastern Time on May 5, 2020 to be counted.

TELEPHONE

■	Call toll-free (800) 690-6903 and follow the recorded instructions. Your vote must be received by 11:59 p.m. Eastern Time on May 5, 2020 to be counted.

MAIL

■	Request a proxy card by following the instructions on your Notice.
■	When you receive the proxy card, mark your selections on the proxy card.
■	Mail the signed proxy card in the postage-paid envelope that will be provided to you.

60        2020 Proxy Statement

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Please cast your vote as soon as possible by:
visiting www.proxyvote.com	mailing your signed proxy card	calling toll-free from the United States and Canada to 1-800-690-6903

Householding

The SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and related materials for two or more stockholders sharing the same address by delivering a single proxy statement to that address unless contrary instructions have been received from one of the affected stockholders. This process, which is commonly referred to as “householding”, provides convenience for stockholders and cost savings for the Company.

If, at any time, a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if a stockholder’s household is receiving multiple copies of these documents and the stockholder desires that future deliveries be limited to a single copy, such stockholder should please notify his or her broker. A stockholder may also request prompt delivery of a separate copy of this Proxy Statement and related materials by writing or calling the Company as follows: Investor Relations, Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, investors@sftp.com, 972-595-5180.

Solicitation of Proxies

This proxy solicitation is being made on behalf of the Company. The expense of preparing, printing and mailing this Proxy Statement is being paid by the Company. Proxies may be solicited by directors,

officers, and employees of the Company in person, or by mail, telephone, e-mail or other electronic means. The Company will not specially compensate those persons for their solicitation activities.

Directions to the Annual Meeting

You may obtain directions on attending the Annual Meeting and voting in person by calling the

Company’s Investor Relations Department at
(972) 595-5180.

The Company is monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state, and local governments. The health and well-being of the Company’s stockholders is a high priority. If the Company determines that it is not possible or advisable to hold the Annual Meeting in person, it will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. The Company will announce any such change and the details on how to participate by press release, which will be available on the Company’s website at investors.sixflags.com and filed with the Securities and Exchange Commission as additional proxy materials. If you are planning to attend the meeting, please check the website prior to the meeting date.

    2020 Proxy Statement    61

2021 STOCKHOLDER PROPOSALS

If a stockholder would like to include a proposal in the Company’s proxy statement for the 2021 annual meeting of stockholders, the proposal must be submitted in writing to the Secretary of the Company at the Company’s principal executive offices, no later than November 19, 2020, and must comply with Rule 14a-8 under the Exchange Act.

Stockholders may also submit nominations for directors for inclusion in the Company’s proxy materials by complying with the requirements of the Company’s proxy access bylaw. For more information regarding proxy access, please see the caption “Stockholder Recommendations and Nominations—Proxy access candidates” above.

The Company’s Bylaws also establish a procedure for stockholders that would like to present a proposal, including director nominations, before an annual meeting of stockholders, but do not intend for the proposal to be included in the Company’s proxy materials. Pursuant to the Company’s Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must have complied with the notice procedures specified in the Company’s Bylaws. To be timely for the 2021 annual meeting of stockholders, the proposal must be submitted in writing to the Secretary of the Company at the Company’s principal executive offices, on or after January 1, 2021, and on or before January 31, 2021.

OTHER MATTERS

The Board does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

DANIELLE J. BERNTHAL
Secretary

Grand Prairie, Texas
March 19, 2020

62        2020 Proxy Statement

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E99376-P31341 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIX FLAGS ENTERTAINMENT CORPORATION

The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) B. Ben Baldanza
02) Selim Bassoul
03) Kurt M. Cellar
04) Nancy A. Krejsa
05) Richard W. Roedel
06) Arik Ruchim
07) Michael Spanos

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

E99377-P31341

SIX FLAGS ENTERTAINMENT CORPORATION
Annual Meeting of Stockholders
May 6, 2020 11:00 AM ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Laura W. Doerre and Danielle J. Bernthal, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SIX FLAGS ENTERTAINMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, ET on May 6, 2020, at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, NY 10017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side